Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

JOHN W. STONE OIL DISTRIBUTOR, LLC,

AS BUYER,

AND

MARTIN OPERATING PARTNERSHIP L.P.,

AS SELLER

December 22, 2020

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION
Section 1.1 Definitions    1
Section 1.2 Rules of Construction    11

ARTICLE 2 PURCHASE AND SALE    12
Section 2.1 Purchase and Sale of the Acquired Assets    12
Section 2.2 Excluded Assets    14
Section 2.3 Assumed Liabilities    15
Section 2.4 Excluded Liabilities    15
Section 2.5 Purchase Price    16
Section 2.6 Estimated Adjustment Amount and Post-Closing Final Adjustment
Amount      16             Section 2.7 Purchase Price Allocation    18
Section 2.8 Nonassignable Permits and Contracts    19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER    20
Section 3.1 Due Organization; Authority    20
Section 3.2 Authorization; Enforceability    20
Section 3.3 No Conflict    20
Section 3.4 Indebtedness    21
Section 3.5 Legal Proceedings    21
Section 3.6 Financial Matters    21
Section 3.7 No Undisclosed Material Liabilities    22
Section 3.8 Absence of Certain Changes    22
Section 3.9 Real Property    23
Section 3.10 Title of Acquired Assets    23
Section 3.11 Intellectual Property    23
Section 3.12 Governmental Authorizations; Compliance with Law    23
Section 3.13 Taxes    24
Section 3.14 Environmental Matters    24
Section 3.15 Material Contracts    25
Section 3.16 Labor Matters    26
Section 3.17 Employee Benefit Plans    27
Section 3.18 Related Party Transactions    28
Section 3.19 Brokers’ Fees    28
Section 3.20 Insurance    29
Section 3.21 Good Working Order of Acquired Assets    29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF The BUYER     29
Section 4.1 Due Organization; Authority    29
Section 4.2 Authorization; Enforceability    29
Section 4.3 No Conflict    29
Section 4.4 Legal Proceedings    30
Section 4.5 Brokers’ Fees    30
Section 4.6 Financial Ability    31
Section 4.7 Solvency    31
Section 4.8 Independent Investigation    31

ARTICLE 5 COVENANTS    32

Section 5.1 Covenants Regarding Conduct of the Business    32
Section 5.2 Consents and Approvals    33
Section 5.3 Information, Access and Assistance    33
Section 5.4 Public Announcements    34
Section 5.5 Commercially Reasonable Efforts    35
Section 5.6 Schedule Supplement    35
Section 5.7 [Intentionally Blank]    35
Section 5.8 Tax Matters    35
Section 5.9 Confidentiality    36
Section 5.10 Bulk Sales Waiver    37
Section 5.11 Transferred Employees    37
Section 5.12 Access to Information    39
Section 5.13 Name Change    40
Section 5.14 Seller Marks    40

ARTICLE 6 CONDITIONS TO CLOSING41
Section 6.1 The Buyer’s Closing Conditions    41
Section 6.2 The Seller’s Closing Conditions    42

ARTICLE 7 CLOSING    43
Section 7.1 Closing    43
Section 7.2 The Seller’s Deliverables    43
Section 7.3 The Buyer’s Deliverables    44

ARTICLE 8 TERMINATION RIGHTS    44
Section 8.1 Termination Rights    44
Section 8.2 Effect of Termination    45
Section 8.3 Remedies    46

ARTICLE 9 INDEMNIFICATION    46
Section 9.1 Survival    46
Section 9.2 Indemnification by the Seller    46
Section 9.3 Indemnification by the Buyer    47
Section 9.4 Limitations    47
Section 9.5 Claims Procedures    48
Section 9.6 Waiver of Remedies    50
Section 9.7 Determination of Amount of Damages; Mitigation    51
Section 9.8 Environmental Matters    52
Section 9.9 Disclaimer    55
Section 9.10 Limitations on Disclaimers & Qualifiers    56
Section 9.11 Insurance Proceeds    56

ARTICLE 10 MISCELLANEOUS    56
Section 10.1 Successors and Assigns    56
Section 10.2 Notices    56
Section 10.3 Counterparts    57
Section 10.4 Rights    57
Section 10.5 Amendments    57
Section 10.6 No Waiver    57
Section 10.7 Governing Law; Jurisdiction    58
Section 10.8 Jury Waiver    59

Section 10.9 No Third Party Beneficiaries    59
Section 10.10 Further Assurances    59
Section 10.11 Expenses    59
Section 10.12 Entire Agreement    59
Section 10.13 Schedules    60
Section 10.14 Headings    60
Section 10.15 Rights and Remedies    60
Section 10.16 Specific Performance    60
Section 10.17 No Inducements    60
Section 10.18 No Partnership    60
Section 10.19 Non-Recourse    60

ANNEXES
Annex A	Calculation of Adjustment Amount
Annex B	Illustrative Example
Annex C	Form of Bill of Sale
Annex D	Form of Deed
Annex E	Form of Assignment Agreement

EXHIBITS
Exhibit A	Martin Subsidiary Assets
Exhibit B	Assigned Contracts
Exhibit C	Telephone Numbers, Etc.
Exhibit D	Tangible Personal Property
Exhibit E	Assigned Intellectual Property
Exhibit F	Excluded Assets
Exhibit G	Assumed Liabilities

SCHEDULES
Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Knowledge
Schedule 1.1(c)	Permitted Liens
Schedule 3.3(a)	Seller Required Governmental Authorizations
Schedule 3.3(b)	No Conflict
Schedule 3.4	Indebtedness
Schedule 3.5	Legal Proceedings
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	GAAP Compliance
Schedule 3.7	Undisclosed Material Liabilities
Schedule 3.8	Absence of Changes
Schedule 3.9(a)	Real Property
Schedule 3.9(c)	Title to Real Property
Schedule 3.11	Intellectual Property

Schedule 3.12	Governmental Authorizations; Compliance with Law
Schedule 3.13	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.15(a)	Material Contracts
Schedule 3.17(a)	Seller Benefit Plans
Schedule 3.18	Related Party Transactions
Schedule 3.19	Brokers
Schedule 3.20(a)	Insurance Policies
Schedule 3.20(b)	Insurance Claims
Schedule 4.3(a)	Buyer Required Governmental Authorizations
Schedule 4.3(b)	No Conflict
Schedule 4.4(b)	Legal Proceedings
Schedule 5.1	Conduct Regarding the Business
Schedule 5.11	Transferred Employees
Schedule 7.2(h)	Required Consents

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”), dated as of December 22, 2020 (the “Execution Date”), is entered into by and between John W. Stone Oil Distributor, LLC, a Louisiana limited liability company (the “Buyer”), and Martin Operating Partnership L.P., a Delaware limited partnership (the “Seller”). The Buyer and the Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Seller is engaged in the business of blending, manufacturing and delivering various marine application lubricants, sub-sea specialty fluids, and proprietary developed commercial and industrial products (the “Business”);

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Martin Transport, Inc., a Texas corporation (the “Martin Subsidiary”);

WHEREAS, the Martin Subsidiary owns certain assets used in connection with the Business;

WHEREAS, upon and subject to the terms and conditions of this Agreement and the other Transaction Documents, the Parties desire that, at the Closing, the Seller shall, and shall cause the Martin Subsidiary to, sell and transfer to the Buyer, and the Buyer will purchase and accept from the Seller and the Martin Subsidiary, as applicable, all or substantially all of the Seller’s and the Martin Subsidiary’s assets solely and exclusively pertaining to the Business and the Buyer will assume certain liabilities of the Business as hereinafter described;

WHEREAS, simultaneously with the execution hereof, the Buyer is entering into that certain Purchase and Sale Agreement, dated as of the Execution Date, by and between the Buyer and the Seller, pursuant to which the Buyer has agreed to purchase those certain vessels described therein (the “PSA”); and

WHEREAS, as an express condition to the consummation of the transactions contemplated herein, the Parties, shall be ready and willing to, and the Parties shall, consummate the transactions contemplated by the PSA simultaneously with the Closing hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1     Definitions. As used herein, the following terms will have the following meanings:

“Accountant” has the meaning provided such term in Section 2.6(d).

“Acquired Assets” has the meaning provided such term in Section 2.1.

“Adjustment Amount” has the meaning provided such term in Annex A.

“Adjustment Notice” has the meaning provided such term in Section 2.6(b).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise.

“Agreement” has the meaning provided such term in the Preamble.

“Allocation” has the meaning provided such term in Section 2.7.

“Approved Environmental Consultant” has the meaning provided such term in Section 9.8(c).

“Asserted Liability” has the meaning provided such term in Section 9.5(a).

“Assigned Contracts” has the meaning provided such term in Section 2.1(d).

“Assigned Intellectual Property” has the meaning provided such term in Section 2.1(i).

“Assigned Permits” has the meaning provided such term in Section 2.1(h).

“Assignment Agreement” has the meaning provided such term in Section 7.2(c).

“Assumed Liabilities” has the meaning provided such term in Section 2.3.

“Benefit Plans” means any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, and any severance, Code Section 125 cafeteria, fringe-benefit, bonus, deferred compensation, incentive compensation, stock and stock-based plan, program or arrangement.

“Bill of Sale” has the meaning provided such term in Section 7.2(a).

“Books and Records” means all books, records, papers, and instruments of whatever nature and wherever located that are in the possession or control of the Seller or the Martin Subsidiary that relate solely and exclusively to the Business and the Acquired Assets, including the Assigned Contracts, the Assigned Permits, the Assigned Intellectual Property, technical information, computerized data, customer lists, vendor lists, service provider lists, sales and promotional literature, catalogs and advertising material, cost information, pricing and sales data, market surveys, purchase and sale records and correspondence, and other material records solely and exclusively relating to the ownership and operation of the Business and the Acquired Assets; provided, however that “Books and Records” shall not include (a) any proprietary data that is not solely and exclusively used in connection with the Business, (b) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, (c) any information which, if disclosed, would violate an attorney-client, consulting expert or similar privilege or would constitute a waiver of rights as to attorney, consulting expert work product or similar privileged communications, unless such information is needed for operation of the Business, and the Parties enter a mutually agreeable joint defense agreement related thereto, (d) any information relating to the Excluded Assets, (e) the Organizational Documents, minute books and income Tax Returns of the Seller and the

Martin Subsidiary (and related work papers), and (f) any documents related to the negotiation or consummation of this Agreement and the Transaction Documents.

“Business” has the meaning provided such term in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, and that is not otherwise a federal holiday in the United States.

“Business Employees” means each employee of Seller or its Affiliates, including MRMC, who primarily devotes his or her working time to the Acquired Assets and the operation of the Business, as listed on Schedule 1.1(a), together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing.

“Business Name” has the meaning provided such term in Section 2.1(i).

“Buyer” has the meaning provided such term in the Preamble.

“Buyer 401(k) Plan” has the meaning provided such term in Section 5.11(e).

“Buyer Benefit Plans” has the meaning provided such term in Section 5.11(c).

“Buyer Indemnified Parties” has the meaning provided such term in Section 9.2.

“Buyer Material Adverse Effect” means any circumstance, development, occurrence, fact, change, event, effect or condition that adversely affects or impedes, or could materially adversely affect or impede, the ability of the Buyer to consummate the transactions contemplated hereby on a timely basis.

“Buyer Required Governmental Authorizations” has the meaning provided such term in Section 4.3(a).

“Buyer Welfare Benefit Plans” has the meaning provided such term in Section 5.11(d).

“Cause” has the meaning provided such term in Section 5.11(b).

“Claim” means any written demand or claim, filed cause of action, written notice of investigation or Legal Proceeding.

“Claim Notice” has the meaning provided such term in Section 9.5(a).

“Closing” has the meaning provided such term in Section 7.1.

“Closing Amount” has the meaning provided such term in Section 2.5.

“Closing Date” has the meaning provided such term in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 9, 2020, between the Seller and the Buyer.

“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or legally binding agreement (whether written or oral).

“Contracting Parties” has the meaning provided such term in Section 10.19.

“Current Assets” has the meaning provided such term in Annex A.

“Current Liabilities” has the meaning provided such term in Annex A.

“Deed” has the meaning provided such term in Section 7.2(b).

“Deductible” has the meaning provided such term in Section 9.4(a).

“De Minimis Loss” has the meaning provided such term in Section 9.4(a).

“Designated Consultant” has the meaning provided such term in Section 9.8(d).

“Determination Date” has the meaning provided such term in Section 2.6(d).

“Direct Claim” has the meaning provided such term in Section 9.5(d).

“Dispute” has the meaning provided such term in Section 9.8(d).

“Dollars” and “$” mean the lawful currency of the United States.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Clean-Up” has the meaning provided such term in Section 9.8(e).

“Environmental Dispute Notice” has the meaning provided such term in Section 9.8(d).

“Environmental Law” means any and all Laws in effect on the Execution Date regarding pollution, protection of the environment, or regulating the emission, discharge, storage, treatment, or disposal of or response to a Hazardous Substance.

“Environmental Liabilities” means all Liabilities arising from, in connection with, or with respect to Environmental Laws.

“Environmental Permits” means any Governmental Authorization issued or required by a Governmental Authority pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Seller under ERISA Section 4001(b) or part of the same “controlled group” as the Seller or any of its Affiliates for purposes of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Adjustment Amount” has the meaning provided such term in Section 2.6(a).

“Excluded Assets” has the meaning provided such term in Section 2.2.

“Excluded Liabilities” has the meaning provided such term in Section 2.4.

“Execution Date” has the meaning provided such term in the Preamble.

“Final Adjustment Amount” has the meaning provided such term in Section 2.6(b).

“Financial Statements” has the meaning provided such term in Section 3.6(a).

“Fraud” means (i) a false representation of a material fact of a representation or warranty set forth in this Agreement, (ii) made with actual knowledge or belief of its falsity, (iii) with the intent of inducing the other Person to act, or refrain from acting, and (iv) upon which the other Person acted or did not act, in justifiable reliance on the representation, with resulting Losses, which shall expressly exclude constructive fraud.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (“Due Organization; Authority”), Section 3.2 (“Authorization; Enforceability”) Section 3.19 (“Brokers’ Fees”), Section 4.1 (“Due Organization; Authority”), Section 4.2 (“Authorization; Enforceability”) and Section 4.5 (“Brokers’ Fees”).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof.

“Governmental Authorization” means any franchise, permit, license, authorization, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Authority.

“Hazardous Substance” means any substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” or “toxic substance,” or otherwise classified by a Governmental Authority as hazardous or toxic under any applicable Environmental Law.

“Hire Date” has the meaning provided such term in Section 5.11(a).

“Indebtedness” means, with respect to any specified Person (a) borrowed money indebtedness, including principal, interest and any prepayment penalties, expenses, or fees thereon, created, issued, or incurred by such Person (whether or not evidenced by loan, note, bond, debenture, security or the issuance and sale of debt securities or the sale of property to another Person subject to a Contract), (b) obligations with respect to letters of credit, bank guarantees, surety bonds, and performance bonds, whether or not matured, (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) indebtedness secured by a Lien (other than a Permitted Lien) on the property of such Person, (e) indebtedness of others of the type described in clauses (a) through (d) and (f) through (h) guaranteed by such Person, (f) all net cash payment obligations under swaps, options, derivatives and other hedging agreements or similar arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), and (g) due and unpaid prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness described in the foregoing clauses. Notwithstanding anything to the contrary herein,

“Indebtedness” shall not include (i) non-trade intercompany accounts payable, (ii) vehicle leases (whether or not recorded as capital leases), or (iii) other items included in the Assumed Liabilities.

“Inspection Indemnitees” has the meaning provided such term in Section 5.3(c).

“Intellectual Property” means the following intellectual property rights, both statutory and under common law, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Financial Statements” has the meaning provided such term in Section 3.6(a)(ii).

“Knowledge” means: (a) with respect to the Seller, the actual knowledge, without investigation or further inquiry, of the natural Persons identified on Schedule 1.1(b) as “Seller’s’ Persons with Knowledge” and (b) with respect to the Buyer, the actual knowledge, without investigation or further inquiry, of the natural Persons identified on Schedule 1.1(b) as “Buyer’s Persons with Knowledge.”

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances and binding Orders of a Governmental Authority having jurisdiction over the assets or the properties of any Party and the operations thereof.

“Lease Reimbursement” means $144,409.10.

“Least Stringent Remedy” has the meaning provided such term in Section 9.8(e).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, or hearing, (public or private) before any Governmental Authority, arbitrator or arbitration authority.

“Liability” or “Liabilities” means any and all liabilities, obligations, Losses, claims, demands, causes of action, charges, violations, and other assessments.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, encumbrance or security interest.

“Lien Release Letter” means the duly executed letters or other instruments from the administrative agent, collateral agent, collateral trustee and/or trustee, as applicable, releasing all Liens on the Acquired Assets filed in connection with any indebtedness of the Seller, and authorizing the filing of UCC-3 amendments reflecting such release, in each case at the Closing to be held in trust by Locke Lord then released after the Seller’s receipt of the Purchase Price.

“Loss” means any and all actual judgments, losses, amounts paid in settlement, direct damages, and amounts paid in fines, penalties, and expenses (including reasonable fees of attorneys, consultants, court costs, and related expenses). For all purposes in this Agreement, the term “Loss” will not include any Non-Reimbursable Damages.

“Martin 401(k) Plan” has the meaning provided such term in Section 5.11(e).

“Martin Subsidiary” has the meaning provided such term in the Recitals.

“Martin Subsidiary Assets” has the meaning set forth in Section 2.1(a).

“Martin Subsidiary Transfer Documents” means (a) a bill of sale, duly executed by the Martin Subsidiary, in substantially the form attached hereto as Annex C, and (b) such other documents that are reasonably required and necessary to transfer the Martin Subsidiary Assets, as applicable, to the Buyer in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” means a change, effect, event or occurrence that, individually or in the aggregate with all other such changes, effects, events and occurrences, is materially adverse to the properties, financial condition or results of operations of the Business or the Acquired Assets, taken as a whole (calculated net of insurance proceeds) or the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that in no event will any change, effect, event or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement (including any delay in connection with actions taken pursuant to Section 5.1 or Section 5.2), the transactions contemplated hereby, or the pendency or announcement thereof (including any loss of, or adverse change in, the relationship of the Seller with its respective customers, partners, employees, financing sources or suppliers caused by the pendency or announcement of the transactions contemplated by this Agreement), (b) changes or conditions affecting the industries in which the Seller operates in connection with the Business (including changes in general market prices and regulatory changes affecting such industries generally) generally or regionally, (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) changes or conditions (including changes in general economic or social conditions) caused by the occurrence of any pandemic, epidemic or public health event, including COVID-19, or the worsening of any of the foregoing, (g) acts of war, insurrection, sabotage or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities involving the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the declaration by the United States of a national emergency or war, the occurrence of any natural disasters, or national or international political or social actions or conditions, including any crisis affecting public health, safety or welfare, (h) any act or omission to act by the Seller contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, or taken (or omitted to be taken) at the request of, or with the consent or waiver of, the Buyer or its Affiliates, (i) any act or omission to act by the Buyer or any of its Affiliates, (j) any existing event, occurrence or circumstance with respect to which Buyer has Knowledge as of the Execution Date, (k) any failure of the Seller to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period related to the Business or (l) any matter set forth in the Schedules.

“Material Contracts” has the meaning provided such term in Section 3.15(a).

“Material Permits” means any Governmental Authorization solely and exclusively related to the Business, the absence of which would materially and adversely affect the ownership and operation of the Acquired Assets.

“MRMC” means Martin Resource Management Corporation, a Texas corporation.

“Negotiation Period” has the meaning provided such term in Section 9.8(c).

“Net Working Capital” has the meaning provided such term in Annex A.

“Nonparty Affiliate” has the meaning provided such term in Section 10.19.

“Non-Reimbursable Damages” has the meaning provided such term in Section 9.6(b).

“NWC Adjustment Amount” has the meaning provided such term in Annex A.

“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, regulations, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.

“Outside Date” means the date that is ninety (90) days after the Execution Date.

“Party” or “Parties” has the meaning provided such term in the Preamble.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, (c) public roads and highways, (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) Liens created by the Buyer or its Affiliates, (g) with respect to the Real Property, (i) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property and not violated by the current use and operation of the Real Property, (ii) covenants, conditions, restrictions, easements and other similar matters that would be disclosed by an inspection or accurate survey of any parcel of Real Property; provided that such covenants, conditions, restrictions, easements and other similar matters, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Real Property for purposes of the Seller Business, (iii) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) in any title policies insuring Real Property or any commitments therefor that have been made available to the Buyer by the Seller or obtained by the Buyer, and (iv) any easement, encroachment, restriction, right-of-way and any other non-monetary title defect, whether or not of record; provided that, any such easements, encroachments, restrictions, rights-of-way and other non-monetary title defects, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Real Property for purposes of the Business, (h) Liens that shall be released, waived or otherwise terminated in connection with the Closing, and (i) those matters identified on Schedule 1.1(c).

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority or political subdivision thereof.

“Post-Closing Statement” has the meaning provided such term in Section 2.6(b).

“Post-Closing Tax Period” has the meaning provided such term in Section 5.8(b).

“Pre-Closing Tax Period” has the meaning provided such term in Section 5.8(b).

“Preliminary Settlement Statement” has the meaning provided such term in Section 2.6(a).

“PSA” has the meaning provided such term in the Recitals.

“Purchase Price” has the meaning provided such term in Section 2.5.

“Real Property” means has the meaning provided such term in Section 3.9(a).

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims related to the Business, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Reference Balance Sheet Date” has the meaning provided such term in Section 3.6(a)(ii).

“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees, attorneys, investment bankers, and accountants.

“Required Consents” has the meaning provided such term in Section 7.2(h).

“Resolution Period” has the meaning provided such term in Section 2.6(b).

“Response Action” has the meaning provided such term in Section 9.8.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Schedules” means the schedules attached to this Agreement.

“Schedule Supplement” has the meaning provided such term in Section 5.6.

“Seller” has the meaning provided such term in the Preamble.

“Seller Benefit Plans” has the meaning provided in Section 3.17(a).

“Seller Marks” has the meaning provided in Section 5.14(a).

“Seller Required Governmental Authorizations” has the meaning provided such term in Section 3.3(a).

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or managers or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Tangible Personal Property” has the meaning provided such term in Section 2.1(f).

“Target NWC” has the meaning provided such term in Annex A.

“Taxes” means (a) all federal, state, local or non-U.S. net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, gains, property and estimated taxes, and (b) all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Taxing Authority” each Governmental Authority that imposes, regulates, administers, collects, or assesses Taxes in any applicable jurisdiction.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Deed, the Assignment Agreement, the Martin Subsidiary Transfer Documents, the Confidentiality Agreement and any other agreement or document that may be required to be executed and delivered to consummate the transactions contemplated hereby pursuant to the terms hereof.

“Transferred Employee” has the meaning provided such term in Section 5.11(a).

“WARN Act” shall mean the United States Worker Adjustment and Retraining Notification Act, as amended, and similar state Laws.

“WARN Obligation” has the meaning provided such term in Section 5.11(h).

Section 1.2    Rules of Construction.

(a) All article, section, subsection, annexes, schedules and exhibit references used in this Agreement are to articles, sections, subsections, annexes, schedules and exhibits to this Agreement unless otherwise specified. The annexes, exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. The word “or” is not exclusive. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c) References to Contracts, including this Agreement, shall be deemed to include all amendments, restatements, supplements, extensions and other modifications to such Contracts.

(d) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(g) Unless otherwise indicated, with respect to the Seller or the Martin Subsidiary, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Seller or the Martin Subsidiary, as applicable.

(h) The phrase “made available” means that any of the Buyer, its Affiliates or its Representatives has had the opportunity to review such documents or materials at the offices of the Seller or any of its Representatives or electronically by virtue of the electronic data room established by the Seller or its Representatives in connection with the transactions contemplated hereby or any other physical or electronic means provided by the Seller.

ARTICLE 2
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller shall, and shall cause the Martin Subsidiary to, as applicable, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer will purchase, acquire and accept from the Seller and the Martin Subsidiary, as applicable, all of the Seller’s and the Martin Subsidiary’s right, title and interest in, to and under the Acquired Assets, as applicable, in each case, free and clear of all Liens, except for Permitted Liens. For purposes of this Agreement, “Acquired Assets” shall mean all of the following business, assets and properties of the Seller solely and exclusively related to the Business, whether owned or leased, and all of the Martin Subsidiary Assets, in each case, other than the Excluded Assets:

(a)    those assets owned or leased by the Martin Subsidiary, used in connection with the Business and listed on Exhibit A (the “Martin Subsidiary Assets”);

(b)    the Real Property, together with all of the Seller’s interest in the buildings, fixtures and improvements thereon;

(c)    all inventory, finished goods, raw materials, work in progress, supplies, parts and other inventory solely and exclusively related to the Business, in each case wherever located;

(d)    to the extent transferrable and assignable, those Contracts to which the Seller is a party and that solely and exclusively relate to the Business and which are set forth on Exhibit B (collectively, the “Assigned Contracts”);

(e)    the telephone numbers, domain names, and related matters used or owned by the Seller solely and exclusively in connection with the Business and listed on Exhibit C;

(f)    all fixed assets, machinery and equipment, all data processing and office equipment, all computer equipment, hardware and firmware, all furniture, fixtures, appliances, portable structures, generators, trailers, and vehicles, and all other goods of every type and description, wherever located, together with all parts, accessories and attachments and all replacements thereof and additions thereto, and other tangible personal property of the Seller, in each case solely and exclusively related to and used in connection with the Business, including those items listed on Exhibit D (collectively, the “Tangible Personal Property”);

(g)    all administrative systems, all facilities and equipment, and all inventory systems, which are solely and exclusively related to or used or intended to be used for or in connection with or support of the management and administration of the Business;

(h)    to the extent transferable and assignable, all of the Seller’s right, title and interest in, to and under the Material Permits solely and exclusively related to the Business, if any (the “Assigned Permits”);

(i)    all rights to the name “Mega Lubricants”, including all derivations thereof (the “Business Name”), and all intangible assets solely and exclusively related to or used in connection with the Business listed on Exhibit E (the “Assigned Intellectual Property”);

(j)    the Receivables (excluding any non-trade intercompany Receivables);

(k)    originals, or where not available, copies, of all Books and Records;

(l)    all causes of action against third parties for damages or injuries to any Acquired Assets, including the right to claim insurance proceeds for property damage to any such Acquired Assets under policies issued to Seller or its Affiliates; and

(m)    to the extent transferrable and permitted by applicable Law, all personnel records relating to or regarding Transferred Employees.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, other than as specifically described in Section 2.1, neither the Seller nor the Martin Subsidiary shall, sell, assign, transfer, convey, or deliver, and the Buyer shall not acquire pursuant to this Agreement, any of the Seller’s or the Martin Subsidiary’s right, title and interest to, in or under any assets or properties of the Seller or the Martin Subsidiary (including all assets and properties of the Seller and the Martin Subsidiary related to their respective other businesses other than the Business), respectively, all of which shall be retained by, and whose right, title and interest to, shall remain vested in the Seller or the Martin Subsidiary, as applicable (collectively, the “Excluded Assets”). For purposes of clarification and avoidance of doubt, the Excluded Assets include the following:

(a)    all cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;

(b)    any Contract to which the Seller or the Martin Subsidiary is a party, other than the Assigned Contracts;

(c)    any Benefit Plans in which the Seller or its Affiliates, including MRMC, sponsor or participate;

(d)    all Seller Marks (other than the Business Name included in the Acquired Assets), including all right, title and interest in and to the name “Martin,” including all derivations thereof and all goodwill associated with or appurtenant to any of the foregoing;

(e)    all of the Seller’s and the Martin Subsidiary’s rights and interest pertaining to any counterclaims, set-offs, third party indemnities or defenses that the Seller or the Martin Subsidiary may have with respect to the Excluded Assets;

(f)    subject to the rights granted to the Buyer pursuant to Section 2.1(l), all insurance policies and proceeds;

(g)    all intercompany receivables from the Seller or any of its Affiliates;

(h)    the rights which accrue or will accrue to the Seller and the Martin Subsidiary under this Agreement or the other Transaction Documents;

(i)    all minute books and Organizational Documents of the Seller and the Martin Subsidiary, all of Seller’s and the Martin Subsidiary’s Tax Returns (and any work papers related thereto) and rights to refunds of Taxes paid by Seller or the Martin Subsidiary prior to the Closing, and all personnel records and other records that Seller or its Affiliates, including MRMC, are required by Law to retain in their possession;

(j)    all Intellectual Property, other than the Assigned Intellectual Property;

(k)    any equity interests in any Person;

(l)    all non-trade intercompany Receivables;

(m)    all other assets of Seller and the Martin Subsidiary that are not solely and exclusively used or intended for use solely and exclusively in the Business; and

(n)    those items listed on Exhibit F.

Section 2.3    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will assume and agree to pay, perform and discharge when due, the following Liabilities (collectively, the “Assumed Liabilities”):

(a)    all Liabilities arising out of or relating to any of the Assigned Contracts except with respect to any breach thereof occurring prior to the Closing;

(b)    any and all Liabilities arising out of, based upon, resulting from or relating to the ownership, use or operation of the Real Property, but only when such Liabilities arose and were caused by conduct or actions occurring after the Closing Date;

(c)    any and all Environmental Liabilities, but only when such Environmental Liabilities arose after the Closing Date;

(d)    all Liabilities arising out of, based upon, resulting from or relating to the ownership, use or operation of the Acquired Assets, including the ownership or operation of the Business, from and after the Closing Date; and

(e)    those Liabilities listed on Exhibit G.

Section 2.4    Excluded Liabilities. Except as expressly set forth in Section 2.3, the Buyer shall not assume or be responsible for any other Liabilities of the Seller or the Martin Subsidiary (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall remain the sole responsibility and obligation of, and shall be retained, paid, performed and discharged by, Seller or the Martin Subsidiary, as applicable, in accordance with the terms thereof. Notwithstanding anything to the contrary set forth in this Agreement, the Excluded Liabilities shall include the following:

(a)    any Indebtedness of the Seller or the Martin Subsidiary or related to the Business or the Acquired Assets, except as otherwise included in the Assumed Liabilities;

(b)    any Liability of any kind arising from or relating to any Contract that is not an Assigned Contract;

(c)    any Liability arising out of the Excluded Assets;

(d)    any Liability of the Seller or the Martin Subsidiary arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including without limitation, fees and expenses of counsel, accountants, consultants, advisers and others and any Liability of the Seller under any Transaction Document;

(e)    any Environmental Liability with respect to the Acquired Assets that arose on or before the Closing Date; and

(f)    any Liability arising from violations of Law by the Seller with respect to the Acquired Assets that arose on or before the Closing Date.

Section 2.5    Purchase Price. Subject to the other terms and conditions of this Agreement, as full consideration for the sale, assignment, transfer and conveyance of the Acquired Assets and the assumption of the Assumed Liabilities, the aggregate consideration (the “Purchase Price”) to be paid by the Buyer to the Seller and the Martin Subsidiary, as applicable, is $20,294,000, subject to adjustment in accordance with the terms of this Agreement. At the Closing, the Purchase Price shall be paid in the following manner: an aggregate amount equal to the sum of (a) the Purchase Price, plus (b) the Estimated Adjustment Amount plus (c) the Lease Reimbursement (such resulting sum, the “Closing Amount”) shall be paid by the Buyer to the Seller and the Martin Subsidiary, as applicable, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to the Buyer by the Seller.

Section 2.6    Estimated Adjustment Amount and Post-Closing Final Adjustment Amount.

(a)    Not later than three (3) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a preliminary settlement statement in substantially the form attached hereto as Annex A-1 (the “Preliminary Settlement Statement”), which shall include a calculation and good faith estimate of the Adjustment Amount prepared in accordance with the principles set forth on Annex A (such estimated amount, the “Estimated Adjustment Amount”). The Estimated Adjustment Amount will be used for purposes of calculating the Purchase Price to be delivered at Closing, including the Closing Amount and shall be subject to further adjustment pursuant to the provisions of Section 2.6(b).

(b)    Not later than 5:00 p.m. (central) on January 4, 2021, the Buyer shall prepare and deliver to the Seller a settlement statement in substantially the form attached hereto as Annex A-1 (the “Post-Closing Statement”) setting forth the calculation of the final Adjustment Amount (the “Final Adjustment Amount”). The Post-Closing Statement shall be prepared in accordance with the principles set forth on Annex A. The Buyer will provide to the Seller such additional data and information as the Seller may reasonably request to verify the amounts reflected on the Post-Closing Statement. Following receipt of the Post-Closing Statement hereunder, the Seller may deliver to the Buyer not later than 5:00 p.m. (central) on January 11, 2021, a written notice (an “Adjustment Notice”) containing any changes the Seller proposes to be made in the Post-Closing Statement, together with reasonable supporting explanation for such changes. If the Seller does not deliver to the Buyer an Adjustment Notice within such time period, then the Seller shall be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement, and the Final Adjustment Amount set forth therein will be considered final, conclusive and binding on the Parties. If the Seller timely delivers to the Buyer an Adjustment Notice, all items in the Post-Closing Statement, other than such matters that are specifically disputed therein, shall be deemed to be accepted and agreed to by the Buyer and the Seller. The Parties will negotiate in good faith to agree on the Final Adjustment Amount after delivery of any Adjustment Notice for a period of time up to and until 11:59 p.m. (central) on January 18, 2021 in accordance with the foregoing (such period, the “Resolution Period”). In the event that the Buyer fails to timely deliver the Post-Closing Statement in accordance with this Section 2.6(b), the Parties acknowledge and agree that the Buyer shall be deemed to have irrevocably accepted and agreed to all items in the Preliminary Settlement Statement, including the Estimated Adjustment Amount, which shall be final, conclusive and binding on the Parties, and there shall be no further adjustment to the Purchase Price after the Closing based on the provisions in this Section 2.6.

(c)    If an Adjustment Notice is timely delivered to the Buyer in accordance with Section 2.6(b) and the Final Adjustment Amount is mutually agreed upon in writing by the Parties during such Resolution Period, then the Final Adjustment Amount as so agreed will be considered final, conclusive and binding on the Parties.

(d)    If an Adjustment Notice is timely delivered to the Buyer in accordance with Section 2.6(b) and the Final Adjustment Amount is not mutually agreed upon by the Parties during such Resolution Period, then KPMG (New Orleans office) (the “Accountant”) will be engaged by the Parties to resolve any remaining disagreements with respect to the Final Adjustment Amount. If such Accountant does not promptly agree to serve as the Accountant, then the Parties will mutually select and engage an alternative independent nationally recognized accounting firm, or if the Parties are unable to agree upon such firm or such firm declines to serve as the Accountant, then any Party may request that the American Arbitration Association select the Accountant, and the Parties will engage such Accountant. In connection with the engagement of the Accountant, each Party will execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association may reasonably require as a condition to such engagement. In connection with the engagement of the Accountant, each Party will execute such engagement, indemnity and other agreements as the Accountant may reasonably require as a condition to such engagement. Each Party will use reasonable efforts to cause the Accountant to render its decision as soon as practicable after such engagement, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The Parties will instruct the Accountant to make a determination of whether the Post-Closing Statement requires adjustment (i) in writing, (ii) as promptly as practicable after the dispute has been referred to the Accountant (but in no event later than January 29, 2021) and (iii) in accordance with this Agreement. The Parties agree to instruct the Accountant to consider only those items and amounts with respect to the calculation of the Final Adjustment Amount which the Parties are unable to resolve following expiration of the Resolution Period. In resolving any such disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. The Accountant may not award damages or penalties. The fees, costs and expenses of the Accountant shall be borne by the Buyer, on the one hand, and by the Seller, on the other, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyer claims that the Post-Closing Statement is $1,000 less than the amount determined by the Seller, and the Seller contests only $500 of the amount claimed by the Buyer, and if the Accountant ultimately resolves the dispute by awarding the Buyer $300 of the $500 contested, then the costs and expenses of the Accountant will be allocated 60% (i.e., 300/500) to the Seller and 40% (i.e., 200/500) to the Buyer. No Party will disclose to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any Party. The Accountant’s determination shall be limited solely to resolution of the disputed items in accordance with this subsection, and such determination will be final, conclusive and binding upon each of the Parties. The date on which the Final Adjustment Amount is finally determined in accordance with Section 2.6(b), Section 2.6(c) or this Section 2.6(d), as applicable, is referred to as the “Determination Date.”

(e)    If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then the Buyer will pay to the Seller the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount.

(f)    If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then the Seller shall pay to the Buyer the amount of the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount in immediately available funds.

(g)    Any payments made pursuant to this Section 2.6 shall be paid within five (5) Business Days of the Determination Date in accordance with Section 2.6(d). All payments made, or to be made, under this Agreement by a Party to the other Party will be made by electronic transfer of immediately available funds to the receiving Party’s account as may be specified by the receiving Party in writing to the paying Party.

(h)    Any payments made pursuant to this Section 2.6 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes, unless otherwise required by Law.

Section 2.7    Purchase Price Allocation. No later than 5:00 p.m. (central) on January 18, 2021, the Seller shall prepare and deliver to the Buyer a statement which shall provide for the allocation of the Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account pursuant to the provisions of Code Section 1060, plus any other items constituting consideration for applicable income Tax purposes pursuant to the provisions of Code Section 1060) among the Acquired Assets (the “Allocation”) in a manner consistent with the principles of Code Section 1060 and the Treasury Regulations promulgated thereunder. No later than 5:00 p.m. (central) on January 25, 2021, the Buyer will propose to the Seller in writing any reasonable changes to such Allocation together with reasonable documentation supporting such changes (and in the event that no such changes are proposed in writing to the Seller within such time period, the Buyer will be deemed to have agreed to, and accepted, the Allocation). On or before January 29, 2021, the Buyer and the Seller will attempt in good faith to resolve any differences with respect to the Allocation after the Seller’s receipt of a timely written notice of objection from the Buyer. If the Buyer and Seller agree on a final Allocation, each Party agrees (a) to file IRS Form 8594 (Asset Allocation Statement) as well as any similar statement or local form for its taxable year that includes the Closing Date in a manner consistent with the Allocation (as finalized), and (b) except in the case of a revised Allocation, that neither the Seller nor the Buyer or any of their respective Affiliates shall take a position on any Tax Return, or in any Tax audit or other Tax proceeding that is in any manner inconsistent with the Allocation, except as required by applicable Law. In the event that any adjustment is required to be made to the Allocation as a result of any adjustment to the Purchase Price pursuant to this Agreement, the Seller shall prepare or cause to be prepared, and shall provide to the Buyer, a revised Allocation reflecting such adjustment. Such revised Allocation shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation. Each of the Buyer and the Seller shall file or cause to be filed a revised IRS Form 8594 (Asset Allocation Statement) (any similar statement or local form) reflecting such adjustments as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and if the Buyer and Seller agree on such revised Allocation neither the Seller nor the Buyer or any of their respective Affiliates (except as may be required by a future revised Allocation ) shall take a position on any Tax Return, or in any Tax audit or other Tax proceeding that is in any manner inconsistent with the Allocation, except as required by applicable Law. Nothing in this Section 2.7 shall prevent a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither Party will be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation, as applicable. Each Party shall promptly notify the other Party following receipt of notice of any pending or threatened Tax audit or Tax proceeding or assessment challenging the Allocation. If the Parties are unable to agree on an Allocation as contemplated above, then each Party may file any related Tax Returns or Tax forms required by any Taxing Authority in a manner consistent with such Party’s proposed allocation.

Section 2.8    Nonassignable Permits and Contracts. If any Assigned Permits or Assigned Contracts are not by their respective terms assignable, the Seller agrees to use its commercially reasonable efforts (but in no event shall the Seller be required to pay any amounts or incur any Liability in connection therewith) to coordinate with Buyer in connection with Buyer’s efforts to have such Assigned Contracts or Assigned Permits assigned (or in the case of Assigned Permits, reissued or assigned) prior to the Closing Date and/or within applicable periods established by Laws. The Seller shall reasonably cooperate with the Buyer, in such manner as may be reasonably requested, in connection therewith, including, without limitation, as to Assigned Permits, executing reasonable and standard documentation required by applicable Governmental Authorities and in all cases otherwise participating in reasonable discussions and negotiations with those Persons with the authority to grant or withhold consent. To the extent that, with regard to such Assigned Contracts, any such consents cannot be obtained, the Seller and the Buyer will use their commercially reasonable efforts (but in no event shall the Seller be required to pay any amounts in connection therewith) to take such actions as may be possible without violation or breach of any such nonassignable Assigned Contract, as applicable, to effectively grant the Buyer the rights and economic benefits of such Assigned Contracts. Regarding any such Assigned Contract, if the Seller provides such rights and benefits, the Buyer shall assume all obligations and burdens thereunder and shall indemnify, defend and hold harmless the Seller, and its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of any Losses arising under or in connection with such Assigned Contracts.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules, the Seller represents and warrants to the Buyer as of the Execution Date as set forth below, in each case, solely and exclusively as it relates to the Business and not with respect to any other businesses or operations of the Seller or the Martin Subsidiary:

Section 3.1    Due Organization; Authority. The Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Martin Subsidiary is

a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Each of the Seller and the Martin Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

Section 3.2    Authorization; Enforceability.

(a)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Seller and the consummation of the transactions contemplated hereby has been duly and validly authorized by the Martin Subsidiary, as applicable. As of the Closing, the execution, delivery and performance of the Transaction Documents to which the Seller or the Martin Subsidiary, as applicable, will be a party will have been duly and validly authorized by the Seller or the Martin Subsidiary, as applicable.

(b)    This Agreement has been duly executed and delivered by the Seller and constitutes, and, as of the Closing, each of the other Transaction Documents to which the Seller or the Martin Subsidiary will be a party will be duly executed and delivered by the Seller or the Martin Subsidiary, as applicable, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the Buyer, the valid and binding obligations of the Seller or the Martin Subsidiary, as applicable, enforceable against the Seller or the Martin Subsidiary, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(c)    Seller warrants that (i) it is authorized to execute all Transaction Documents, and (ii) no Person has any right of first refusal with respect to any Acquired Assets.

Section 3.3    No Conflict.

(a)    Except as set forth on Schedule 3.3(a) (collectively, the “Seller Required Governmental Authorizations”), no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of the Seller or the Martin Subsidiary in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Seller or the Martin Subsidiary, as applicable, or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Seller to fulfill its obligations hereunder or the ability of the Seller or the Martin Subsidiary to fulfill their respective obligations under the other Transaction Documents to which they are or will be a party as of the Closing, (ii) those that may be required because of Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.

(b)    Except as set forth on Schedule 3.3(b) and assuming receipt of the Seller Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Seller or the Martin Subsidiary and the performance by the Seller and the Martin Subsidiary of their respective obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of the Seller or the Martin Subsidiary, as applicable, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any Assigned Contract, (iii) a violation of or default under any Law or Governmental Authorization to which the Seller or the Martin

Subsidiary is subject or (iv) the creation or imposition of any Lien, other than Permitted Liens, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Seller or the Martin Subsidiary to fulfill their respective obligations hereunder or under the other Transaction Documents to which they are or will be a party as of the Closing.

Section 3.4    Indebtedness. Except as set forth on Schedule 3.4, neither the Seller nor the Martin Subsidiary has any outstanding Indebtedness related to the Business or the Acquired Assets.

Section 3.5    Legal Proceedings. Except as set forth on Schedule 3.5, as of the Execution Date, (a) there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller, the Martin Subsidiary or the Acquired Assets which (i) involves or affects the Acquired Assets or (ii) in any manner challenges or seeks the rescission of this Agreement or seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated herein and (b) there are no outstanding Orders imposed on any of the Acquired Assets which have not been satisfied as of the Execution Date.

Section 3.6     Financial Matters.

(a)    Set forth on Schedule 3.6(a) are true and correct copies of the following financial statements (collectively, the “Financial Statements”):

(i)    the unaudited carve out financial statements of the Seller as of December 31, 2019, and the related unaudited income statement of the Seller for the year then ended; and
(ii)    the unaudited balance sheet of the Seller as of October 31, 2020 (the “Reference Balance Sheet Date”), and the related unaudited income statement of the Seller for the 10-month period then ended (the “Interim Financial Statements”).

(b)    Except as disclosed in Schedule 3.6(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) fairly present in all material respects the financial condition and results of operations of the Business at the respective dates and for the respective periods described above, subject, however, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.

Section 3.7    No Undisclosed Material Liabilities. Since the Reference Balance Sheet Date, neither the Seller nor the Martin Subsidiary has incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) related to the Business or the Acquired Assets that would be required under GAAP to be reflected on a balance sheet of the Seller prepared in accordance with GAAP applied on a basis consistent with the balance sheet as of the Reference Balance Sheet Date included in the Interim Financial Statements, other than any such liabilities or obligations (a) incurred in the ordinary course of business, (b) as described on Schedule 3.7, (c) expressly reflected in, reserved against or otherwise described in the Interim Financial Statements or (d) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8    Absence of Certain Changes. Except as set forth on Schedule 3.8 or as contemplated by this Agreement and the Transaction Documents and except for any actions or failures to act by the Seller or the Martin Subsidiary or changes in the Business, in either case, in connection with the COVID-19 pandemic, during the period from the Reference Balance Sheet Date to the Execution Date, (x) the Seller has conducted the Business in the ordinary course in substantially the same manner in which it has been previously conducted and (y) without limiting the generality of the foregoing, neither the Seller nor the Martin Subsidiary has:

(a)    amended its Organizational Documents;

(b)    mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) or sold any of the Acquired Assets, except in the ordinary course of business;

(c)    acquired by merger, consolidation or otherwise any material assets or business of any Person or other business organization or division thereof in connection with the Business, except in the ordinary course of business;

(d)    changed in any material respect its accounting practices or principles except as required by GAAP;

(e)    suffered any damage, destruction, eminent domain taking, or other casualty loss (whether or not covered by insurance) affecting the Business or the Acquired Assets in an amount exceeding $30,000 individually or $100,000 in the aggregate;

(f)    entered into, or materially amended, modified, or terminated any Assigned Permit or Assigned Contract outside of the ordinary course of business;

(g)    effected any sale, assignment, lease, transfer, license, abandonment or other disposition of any interest in the Acquired Assets, excluding inventory sold in the ordinary course of business;

(h)    adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any Law or consent to the filing of any bankruptcy petition against it under any Law; or

(i)    entered into any Contract to do any of the foregoing.

Section 3.9    Real Property.

(a)    Schedule 3.9(a) contains a complete list of all of the real property and material interests in real property owned in fee simple by the Seller in connection with the Business and which are being transferred to the Buyer in connection with the transactions contemplated herein (the “Real Property”).

(b)    The Seller does not lease any real property in connection with the Business.

(c)    Except as otherwise disclosed on Schedule 3.9(c), the Seller has good and valid title to the Real Property listed on Schedule 3.9(a), free and clear of all Liens, except for Permitted Liens.

Section 3.10    Title of Acquired Assets. The Seller or the Martin Subsidiary, as applicable, has good and valid title to all of the Tangible Personal Property included in the Acquired Assets, in each case, free and clear of all Liens, except for Permitted Liens.

Section 3.11    Intellectual Property. Except as disclosed on Schedule 3.11, as of the Execution Date, (a) the Seller or the Martin Subsidiary, as applicable, owns, or has valid licenses or other rights to use, all material Intellectual Property necessary for the operation of the Business, subject to any limitations contained in the agreements governing the use of the same, (b) to the Knowledge of the Seller, none of such Intellectual Property is the subject of any challenge regarding use thereof, (c) to the Knowledge of the Seller, the conduct of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and (d) neither the Seller or the Martin Subsidiary has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which the Seller or the Martin Subsidiary is a party or by which it is bound related to the Business.

Section 3.12    Governmental Authorizations; Compliance with Law. Except as otherwise set forth on Schedule 3.12, to the Knowledge of the Seller, (a) the Seller and the Martin Subsidiary, as applicable, hold all material Governmental Authorizations necessary for the conduct of the Business as presently conducted as of the Execution Date, and (b) the Seller and the Martin Subsidiaries are in material compliance with all such Governmental Authorizations held by the Seller. The Seller and the Martin Subsidiary are in compliance in all material respects with all Laws to which they or the Acquired Assets are subject. Neither the Seller nor the Martin Subsidiary has received written notification from any applicable Governmental Authority that it is not in material compliance with any Laws or any Orders to which it or the Acquired Assets are subject in connection with the Business which has not been resolved or satisfied in full. This Section 3.12 does not relate to Taxes (which are addressed exclusively in Section 3.13), environmental matters, Environmental Permits and Hazardous Substances (which are addressed exclusively in Section 3.14), or employee or employee benefits matters (which are addressed exclusively in Section 3.16 and Section 3.17).

Section 3.13    Taxes. Except as set forth on Schedule 3.13:

(a)    The Seller and the Martin Subsidiary have filed all material Tax Returns required to be filed by the Seller or the Martin Subsidiary, as applicable, with respect to the Acquired Assets when due (taking into account any applicable extensions, including in connection with the COVID-19 pandemic), and have timely paid in full all material Taxes shown to be due on such Tax Returns.

(b)    There are no audits, examinations, or other Legal Proceedings relating to any material Tax with respect to the Acquired Assets currently in progress or, to the Knowledge of Seller, threatened in writing.

(c)    There are no Liens for material Taxes (other than Permitted Liens) upon any of the Acquired Assets.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.13 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO TAX MATTERS.

Section 3.14    Environmental Matters. Except as set forth on Schedule 3.14:

(a)    in connection with the Business, neither the Seller nor the Martin Subsidiary has within the preceding two (2) years received any written notice from any Governmental Authority or third-party alleging material Liability under or a material violation of any Environmental Law or any material Environmental Permit required for current operation of the Business, which such notice has not been fully resolved;

(b)    in connection with the Business, neither the Seller nor the Martin Subsidiary has, during the two (2) year period preceding the Execution Date, been the subject of a Claim alleging that the Seller or the Martin Subsidiary has violated or is subject to material Liability under Environmental Laws, which such Claim remains unresolved as of the Execution Date and to the Knowledge of the Seller, no such Claim is threatened against the Seller or the Martin Subsidiary; and

(c)    there is no pending Order applicable to the Seller, the Martin Subsidiary or the Real Property in connection with the Business, arising from any violation of Environmental Laws or any disposal of Hazardous Substances by Seller or the Martin Subsidiary.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.14 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL PERMITS, HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL MATTERS.

Section 3.15    Material Contracts.

(a)    Except for any Contracts related to any Real Property, and any Benefit Plans, Schedule 3.15(a) contains a list of each of the following Contracts to which the Seller or the Martin Subsidiary is a party as of the Execution Date and which relate solely and exclusively to the Business or by which the Acquired Assets are bound (the “Material Contracts”):

(i)    (A) any capital lease or (B) any other lease or other Contract relating to equipment providing for aggregate annual rental payments in excess of $100,000, under which any equipment is held or used by the Seller or the Martin Subsidiary;

(ii)    any Contract for the supply of goods or services by or to the Seller or the Martin Subsidiary that will not be terminated prior to the Closing, or that cannot be terminated on ninety (90) or fewer days’ notice, and that provides for future payments by or to the Seller or the Martin Subsidiary of more than $100,000 per annum (other than purchase orders or service orders entered into in the ordinary course of business or bids or quotes that have been submitted in the ordinary course of business);

(iii)    any Contract for the sale or purchase of any material asset that provides for the future payment by or to the Seller or the Martin Subsidiary of more than $100,000 per annum;

(iv)    any Contract that contains any covenant of the Seller or the Martin Subsidiary that materially limits or purports to limit the ability of the Seller or the Martin Subsidiary to compete in any line of business or with any Person in any geographic area;

(v)    any commitment to make any capital expenditure or to purchase a capital asset in excess of $100,000 per annum;

(vi)    except with respect to any Organizational Document of the Seller and the Martin Subsidiary, any agreement with the Seller or any Affiliate of the Seller;

(vii)    any Contract which relates to Indebtedness under which the Seller or the Martin Subsidiary has outstanding obligations in excess of $100,000;

(viii)    any Contract under which the Seller or the Martin Subsidiary has directly or indirectly guaranteed any liabilities or obligations of a third party in excess of $100,000;

(ix)    any Contract which imposes obligations upon the Seller that extend beyond January 1, 2022, and which cannot be terminated on ninety (90) or fewer days’ notice without penalty; or

(x)    except with respect to any Organizational Document of the Seller and the Martin Subsidiary, any partnership, joint venture, limited liability company agreement or substantially similar Contract.

(b)    Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Seller or the Martin Subsidiary, as applicable, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). Neither the Seller nor the Martin Subsidiary has received written notification that any of the Material Contracts is not in full force and effect, or that the Seller, the Martin Subsidiary, as applicable, or any other party thereto has breached its obligations thereunder, and to the Knowledge of the Seller, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract by the Seller or the Martin Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16    Labor Matters.

(a)    Neither the Seller nor the Martin Subsidiary currently employs any individuals. All Business Employees are employed by MRMC.

(b)    The Seller has made available to the Buyer a schedule with the name, job title, hourly rate or annual base salary (as applicable), hire date, work location, classification as exempt or non-exempt under the Fair Labor Standards Act, annual incentive compensation opportunity for 2020 (whether payable in cash or equity) and accrued but unused vacation days (as of the date shown on such schedule) of each Business Employee, which schedule will be updated prior to Closing to reflect any newly hired Business Employee.

(c)    No Business Employees are covered by any collective bargaining Contract or other agreement or understanding with a labor union or labor organization (nor is any such agreement or contract being negotiated by or on behalf of Seller, the Martin Subsidiary or any of their respective Affiliates) and there are no unfair labor practice or labor arbitration proceedings pending before any Governmental Authority or arbitration tribunal or, to the Knowledge of the Seller, threatened against Seller, the Martin Subsidiary, or any of their respective Affiliates, with respect to any Business Employees.

(d)    There are no pending or, to the Knowledge of the Seller, threatened labor or employment disputes, controversies or claims or threatened investigations or actions by any Governmental Authority involving the Business Employees against the Seller, the Martin Subsidiary, or MRMC including any claims alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or wrongful termination practices regarding the Seller, the Martin Subsidiary or MRMC.

(e)    The Seller, the Martin Subsidiary and MRMC are in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, sick pay, health care continuation rights, immigration, wages, hours, overtime pay or any other compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, record keeping requirements and payroll practices.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES IN THIS SECTION 3.16 WILL BE THE ONLY REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT REGARDING ANY EMPLOYMENT MATTERS.

Section 3.17    Employee Benefit Plans.

(a)    None of the Seller or any Martin Subsidiary currently sponsors any Benefit Plans. Schedule 3.17(a) lists each Benefit Plan under which a Business Employee is eligible to participate (“Seller Benefit Plans”).

(b)    The Seller has provided or made available to the Buyer, with respect to each Seller Benefit Plan, the following: (i) a copy of the most recent annual report (if required under ERISA) with respect to each such plan (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such plan; summaries of benefits and coverage, employee handbooks and any other written communications relating to any Seller Benefit Plan; (iii) a true and complete copy of each such written plan; and, if the Seller Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iv) all trust agreements, insurance Contracts, and similar instruments with respect to each such funded or insured plan.

(c)    Each Seller Benefit Plan (i) is in compliance in form in all material respects with all applicable Law, including ERISA and the Code, and (ii) has been administered, maintained and operated (including reporting requirements) in all material respects in accordance with its governing instruments and all applicable Law. Nothing has occurred with respect to any Seller Benefit Plan that would reasonably be expected to subject Buyer or any of its Affiliates, to any taxes, penalties or Liabilities under ERISA, the Code or any applicable Laws.

(d)    All contributions, premiums and other payments required to be made by the Seller, the Martin Subsidiary or their Affiliates to the Benefit Plans have been made or accrued in the Financial Statements.

(e)    (i) Neither the Seller, the Martin Subsidiary nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or had any other liability under or with respect to any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; and (ii) neither the Seller nor any ERISA Affiliate has ever had any liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA. No asset that comprises the Acquired Assets is subject to any security interest or lien under the Code or under Title I or Title IV of ERISA, including Code Section 430(k), Code Section 433(g), ERISA Section 303(k), ERISA Section 306(g), or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b). Neither Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any asset that comprises the Acquired Assets to liability under ERISA Sections 4062, 4063, 4064 or 406.

(f)    Neither the Seller, the Martin Subsidiary nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other liability under or with respect to any Employee Welfare Benefit Plan which provides health, life or other coverage for former employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

(g)    Neither the Seller, the Martin Subsidiary nor any ERISA Affiliate sponsors, maintains, or contributes to a nonqualified deferred compensation plan, contract, or arrangement that provides for deferred of compensation within the meaning of Code Section 409A.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES IN THIS SECTION 3.17 WILL BE THE ONLY REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT REGARDING ANY EMPLOYMENT BENEFITS MATTERS.

Section 3.18    Related Party Transactions. Except as set forth on Schedule 3.18 and except with respect to any Organizational Documents of the Seller and the Martin Subsidiary, none of the Seller, the Martin Subsidiary nor any of their respective Affiliates nor any of their respective stockholders, officers, members or managers (a) is presently a party to any material agreement with the Seller or the Martin Subsidiary, as applicable, in connection with the Business or by which any of the Acquired Assets may be bound or (b) owns any interest in any Acquired Asset.

Section 3.19    Brokers’ Fees. Except as set forth on Schedule 3.19, the Seller is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Buyer or its Affiliates, and the Seller is not a party to any agreement which would reasonably be expected to give rise to any valid claim against the Buyer or its Affiliates for any such fee or payment.

Section 3.20    Insurance. Schedule 3.20(a) sets forth a list of all of the policies of insurance carried as of the Execution Date by or for the benefit of the Seller or the Martin Subsidiary in connection with the Business or the Acquired Assets, other than title insurance policies, if any, with respect to any Real Property. As of the Execution Date, no claim relating to the Business or the Acquired Assets is outstanding under any of the policies set forth on Schedule 3.20(b), and to the Knowledge of the Seller, no carrier of any such policy has asserted any denial of coverage.

Section 3.21    Good Working Order of Acquired Assets. The Acquired Assets each are in good working order and operating in accordance with their intended use without any defect, damage, malfunction or impairment for which the cost of repair exceeds $30,000 individually, or $100,000 in the aggregate.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Schedules, the Buyer hereby represents and warrants to the Seller as follows:

Section 4.1    Due Organization; Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Louisiana. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

Section 4.2    Authorization; Enforceability.

(a)    The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer. As of the Closing, the execution, delivery and performance of the Transaction Documents to which Buyer will be a party will have been duly and validly authorized by the Buyer.

(b)    This Agreement has been duly executed and delivered by the Buyer and constitutes, and, as of the Closing, each of the other Transaction Documents to which the Buyer will be a party will be duly executed and delivered by the Buyer, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3    No Conflict.

(a)    Except for those set forth on Schedule 4.3(a) (collectively, the “Buyer Required Governmental Authorizations”), no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Buyer or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Buyer to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing, (ii) those that may be required because of the Seller’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (iii) those customarily given or obtained post-closing for transactions of the type contemplated herein.

(b)    Except as set forth on Schedule 4.3(b) and assuming receipt of the Buyer Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Buyer and the performance by the Buyer of Buyer’s obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of the Buyer, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which the Buyer is subject or (iv) the creation or imposition of any Lien, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Buyer to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.

Section 4.4    Legal Proceedings.

(a)    There are no Legal Proceedings pending or, to the Buyer’s Knowledge, threatened that (i) challenge the validity or enforceability of the obligations of the Buyer under this Agreement or the respective obligations of the Buyer under the other Transaction Documents to which it is or will be a party or (ii) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Buyer of the transactions contemplated herein or therein.

(b)    Except as set forth on Schedule 4.4(b), or as would not, individually or in the aggregate, reasonably be expected to adversely affect the consummation by the Buyer of the transactions contemplated herein or therein, there is no Order issued or entered by any Governmental Authority imposed upon the Buyer.

Section 4.5    Brokers’ Fees. The Buyer is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Seller or its Affiliates, including any monitoring fees, financial services or similar fees payable to an Affiliate of the Buyer. The Buyer is not a party to any agreement which might give rise to any valid claim against the Seller or its Affiliates for any such fee or payment.

Section 4.6    Financial Ability. The Buyer now has, and as of the Closing will have, sufficient cash on hand or other immediately available funds to consummate the transactions contemplated by this Agreement and the Transaction Documents and satisfy all other costs and expenses arising in connection herewith and therewith.

Section 4.7    Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, the Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.8    Independent Investigation.

(a)    The Buyer is an informed and sophisticated buyer, and has engaged expert advisors, experienced in the evaluation and purchase of assets such as the purchase of the Acquired Assets as contemplated hereunder. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Buyer acknowledges that the Seller has given the Buyer such access to the key employees, documents and facilities of the Seller as the Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of the Buyer’s evaluation, negotiation and implementation of the transactions contemplated hereby. The Buyer agrees that at the Closing, it shall accept the Acquired Assets based upon the Buyer’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Seller, except as expressly set forth in this Agreement.

(b)    In connection with the Buyer’s investigation of the Business, the Buyer has received from the Seller and its Affiliates, Representatives, advisors and agents certain projections, forecasts and other forward looking information, including projected financial statements, cash flow items, business plans and other data related to the Acquired Assets, the Business and related prospects. The Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) the Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, and (iii) the Buyer shall not have any claim against any Person with respect to any of the foregoing. Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Buyer acknowledges that neither the Seller nor any of its Affiliates, Representatives, advisors or agents has made any representation or warranty with respect to such projections and other information, data, forecasts and plans.

ARTICLE 5
COVENANTS

Section 5.1    Covenants Regarding Conduct of the Business. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 8 and the Closing, except as (1) permitted or required by the other terms of this Agreement or the Transaction Documents, (2) described on Schedule 5.1, (3) required by any Material Contract, (4) consented to or approved by the Buyer (which consent or approval will not be unreasonably withheld, conditioned, or delayed) or (5) required to comply with any quarantine, “shelter in place,” “stay at home,” work force reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19:

(a)    the Seller will, and will cause the Martin Subsidiary to, as applicable, use commercially reasonable efforts to conduct the Business in the ordinary course of business in a manner consistent with past custom and practice; and

(b)    the Seller will not, and will cause the Martin Subsidiary, as applicable, to not:

(i)    amend its Organizational Documents in a manner which would reasonably be expected to adversely impact the Buyer;

(ii)    excluding sales in the ordinary course of business, transfer, assign, sell or otherwise dispose of any of the material Acquired Assets, except pursuant to contractual obligations in place on the Execution Date;

(iii)    mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of the material Acquired Assets;

(iv)    acquire by merger, consolidation or otherwise any material assets or business of any corporation, partnership, association or other business organization or division thereof in connection with the Business;

(v)    change in any material respect its accounting practices or principles except as required by GAAP or Law;

(vi)    amend or modify any Assigned Contracts, including any decrease in pricing offered in connection with the renewal of any Assigned Contracts or related proposals;

(vii)    change any working capital practice, including accelerating the collection of Receivables; or

(viii)    agree to do any of the foregoing.

Notwithstanding the other provisions of this Section 5.1, from the Execution Date until the Closing, the Seller and the Martin Subsidiary may take commercially reasonable actions with respect to emergency situations; provided that the Seller shall use commercially reasonable efforts to provide the Buyer with written notice of such actions taken as soon as reasonably practicable thereafter. For purposes of clarification, nothing contained in this Section 5.1 is intended to give the Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing.

Section 5.2    Consents and Approvals. Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under Law or Order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, even when needed after the Closing, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents).

Section 5.3    Information, Access and Assistance.

(a)    From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 8 and the Closing Date, upon receipt of reasonable advance notice and solely in furtherance of the Buyer’s investigation of the Business, the Seller will, and will cause the Martin Subsidiary, as applicable, to, afford the Buyer and its authorized Representatives reasonable access during normal business hours to the offices, properties, Books and Records, and the Representatives of the Seller and the Martin Subsidiary who have significant responsibility in connection with the Business, and will furnish the Buyer with such additional information concerning the Acquired Assets as may reasonably be requested; provided, the Buyer shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Seller and the Martin Subsidiary. Notwithstanding the foregoing, (i) neither the Buyer nor any of its Affiliates or Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation, other than a standard ASTM E1527 Phase I environmental site assessment, with respect to any of the Acquired Assets without the prior written consent of the Seller (which may be provided, withheld, or conditioned in the Seller’s sole discretion) and without ongoing consultation with the Seller with respect to any such activity (it being understood and agreed that in no event shall any boring, drilling, air monitoring, sampling, wipe sampling, subsurface investigation or testing of any environmental media be conducted), the Buyer being limited to visual inspections and certain assessments of the properties and facilities of the Seller and the Martin Subsidiary, as applicable, and the review of their Books and Records and any other publicly available materials or information with regard to these matters; (ii) the Buyer will have no right of access to, and the Seller will not have any obligation to provide to the Buyer, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would jeopardize any privilege available to the Seller, the Martin Subsidiary or any of their respective Affiliates, (C) any information that the disclosure of which would cause a breach of a confidentiality obligation by the Seller, the Martin Subsidiary or any of their respective Affiliates, or (D) any information, the disclosure of which would result in a violation of Law; and (iii) without the prior written consent of the Seller, the Buyer will not contact any Business Employees or any suppliers to or customers of the Seller or the Martin Subsidiary or any Governmental Authority with respect to the Acquired Assets and/or the transactions contemplated hereby. All information obtained pursuant to this

Section 5.3 will be “Confidential Information” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof.

(b)    Any inspection or investigation conducted by the Buyer or its Representatives prior to the Closing will be conducted in accordance with applicable Law, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Seller or the Martin Subsidiary, as applicable. Neither the Seller nor any of its Affiliates makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.3, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article 3 and the Transaction Documents. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 5.3(b) will survive the termination of this Agreement pursuant to Article 8 and the Closing.

(c)    If the Buyer exercises rights of access under this Section 5.3(c) or otherwise, or conducts examinations or inspections under this Section 5.3(c) or otherwise, then (i) such access, examination and inspection will be at the Buyer’s sole risk, cost and expense and the Buyer waives and releases all Claims against the Seller, the Martin Subsidiary and their respective Affiliates and each of their respective employees, directors, managers, officers, attorneys, contractors and agents (collectively, the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (ii) the Buyer will indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all claims, damages or losses of any kind or character arising out of this Section 5.3(c). THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH CLAIMS OR LOSSES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR KNOWING AND INTENTIONAL MISCONDUCT) OF THE INSPECTION INDEMNITEES OR (B) STRICT LIABILITY. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 5.3(c) will survive the termination of this Agreement pursuant to Article 8 and the Closing.

Section 5.4    Public Announcements. The Parties agree that, except to the extent necessary to comply with the requirements of Law or any listing agreements with, or rules and regulations of, securities exchanges, no press release or similar public announcement or communication by the Buyer will, whether prior to or subsequent to the Closing, be made or caused to be made concerning the existence or subject matter of this Agreement unless approved in advance by the Seller in writing; provided, that any such press release or similar public announcement shall not reference the Purchase Price, Estimated Adjustment Amount or Final Adjustment Amount or any other financial terms of consideration hereunder without the consent of the Seller, which consent may be withheld, conditioned or delayed in the Seller’s sole discretion. If the Buyer desires to make an announcement to the general public, it shall first give the Seller forty-eight (48) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) a written draft of the text of such public announcement. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 5.4 will survive the termination of this Agreement pursuant to Article 9 and the Closing.

Section 5.5    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to ensure the satisfaction of its conditions to Closing set forth herein.

Section 5.6    Schedule Supplement. The Buyer agrees that, with respect to the representations and warranties contained in Article 3, the Seller shall have the continuing right until three (3) Business Days prior to Closing to add, supplement or amend the Schedules to its representations and warranties (including the addition of schedules that are responsive to the representations and warranties contained herein but for which no schedule is contemplated as of the Execution Date) with respect to any event, development, occurrence or non-occurrence of an event hereafter first occurring, or any condition first existing, after the Execution Date (and not resulting from the breach of any of the covenants or agreements herein by the Seller), which, if such event had occurred, or such condition had existed, prior to or on the Execution Date, would have been required to be set forth or described in such Schedules (each, a “Schedule Supplement”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 6.1 have been fulfilled, the Schedules to the representations and warranties contained in Article 3 shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in the Schedule Supplement; provided, that if the event, development, occurrence or non-occurrence of any event which is the subject of the Schedule Supplement gives Buyer the right to terminate this Agreement on account of a breach of Seller’s representations, warranties or covenants under this Agreement relating to the Schedule Supplement, but Buyer does not terminate this Agreement and the Closing occurs, then Buyer shall not be entitled to make any indemnity Claim with respect to the matter or matters on the Schedule Supplement that gave Buyer the right to terminate this Agreement.

Section 5.7    [Intentionally Blank].

Section 5.8    Tax Matters.

(a)    Cooperation. Each of Buyer and Seller shall: (i) provide assistance to the other Party as reasonably requested in preparing and filing Tax Returns with respect to the Acquired Assets and in the preparation for any Tax audit, examination, or other proceeding by any Taxing Authority related to the Acquired Assets, (ii) make available to the other Party as reasonably requested all information, records, and documents relating to Taxes concerning the Acquired Assets, provided that no Party shall be required to provide any income Tax Return or related work papers unless the other Party can show reasonable good cause for needing such information in connection with any audit or examination of any income Taxes of the Business and such information is not otherwise available to the requesting Party without providing an income Tax Return or related work papers; and (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other Party of any Tax Return related to the Acquired Assets, or for any audit, examination, or proceeding relating to Taxes with respect to the Acquired Assets. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof) or applicable time for any appeals, if relevant.

(b)    Property Taxes. All real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to any Acquired Assets for a taxable period which includes (but does not end on) the Closing Date, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between Seller and Buyer based on the number of days of such taxable period through the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Tax Period”). Seller shall be liable under this Section 5.8(b) for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.8(b) together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.

Thereafter, in the event that Seller or Buyer shall make any payment for which the other Party is responsible for under this Section 5.8(b), the Party making such payment shall present a statement to the other Party setting forth the amount of reimbursement to which it is entitled under this Section 5.8(b) together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.

(c)    Transfer Taxes. All conveyance, documentary, duty, excise, recording registration, sales, stamp, transfer, use, value added, and other similar Taxes incurred as a result of the sale or transfer of the Acquired Assets pursuant to this Agreement (“Transfer Taxes”) shall be borne by Buyer. The Buyer shall be responsible for preparing and filing all necessary Tax Returns and other documentation in respect of such Transfer Taxes, and Seller shall cooperate in good faith with the preparation and filing of such Tax Returns or other documentation if required by applicable Law. The costs of preparing and making such Tax Return filings shall be borne by Buyer.

Section 5.9    Confidentiality. Subject to the Confidentiality Agreement, except as required by applicable Law, each Party agrees that it will keep confidential and will not use, disclose or divulge (except as permitted by this Agreement) the terms of this Agreement and the transactions contemplated hereby, or any confidential, proprietary or secret information that such Party may obtain from the other Parties pursuant to financial statements, reports and other materials submitted by such Parties pursuant to this Agreement or otherwise, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by any receiving Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners, or such information is required, in a Party’s legal counsel’s written opinion, to be disclosed in legal or administrative proceedings; provided, however, that if a Party’s legal counsel determines that such disclosure is required, the receiving Party shall immediately (and, in any event, within five (5) Business Days) notify the disclosing Party in writing prior to disclosure so that the disclosing Party can seek a protective order or other reasonable protections to avoid unnecessary disclosure; and provided, further that the Parties may disclose such information (i) to their respective attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services and (ii) to any Affiliate or member of the Seller or Affiliate of the Buyer, as applicable, provided that such Persons also agree to keep such information confidential and to protect such information as required by this Agreement.

Section 5.10    Bulk Sales Waiver. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any applicable jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer. The Parties acknowledge and agree that any Liabilities arising out of any failure to comply with the requirements of any such Laws shall be borne by Buyer.

Section 5.11    Transferred Employees.

(a)    No later than two (2) Business Days prior to the Closing, the Buyer shall offer employment, effective as of the Closing, to each of the Business Employees listed on Schedule 5.11. The Buyer shall promptly inform Seller in writing of the identity of each Business Employee who accepts an offer of employment made pursuant to this Section 5.11(a). Business Employees who accept offers of employment made pursuant to this Section 5.11(a) and become employees of the Buyer or its Affiliates shall be referred to herein as a “Transferred Employee” or collectively the “Transferred Employees”. The date of a Business Employee’s commencement of employment with the Buyer or its Affiliate is referred to herein as his or her “Hire Date.” The Seller shall undertake all necessary steps to cause MRMC to terminate the Transferred Employees’ employment with MRMC as of the Hire Date. During the period commencing on such Transferred Employee’s Hire Date and ending on the date that is the earlier of twelve (12) months from the Closing or the date of the Transferred Employee’s separation from employment with the Buyer for any reason, the Buyer shall provide each Transferred Employee with: (i) base salary or hourly wages that are no less favorable than the base salary or hourly wages provided by MRMC immediately prior to the Closing; (ii) retirement and welfare benefits that have a value, in the aggregate, which are substantially similar to the value of the retirement and welfare benefits provided by Buyer to its employees immediately prior to the Closing Date; and (iii) credit for all vacation accrued immediately prior to the Closing Date (not to exceed one week).

(b)    If the Buyer terminates the employment of a Transferred Employee, other than for Cause, within the one (1) year period following the Hire Date, the Buyer shall pay to such Transferred Employee, a severance amount equivalent to the greater of: (i) one (1) week’s worth of such Transferred Employee’s base salary or hourly pay (assuming a workweek of forty (40) hours or, if lesser the number of hours regularly scheduled for such Transferred Employee immediately prior to the date of his or her termination of employment), as applicable, for every full or partial year of service with MRMC and Buyer combined, with a minimum allowance of two (2) weeks and maximum of five (5) weeks, and (ii) the severance amount payable pursuant to the Buyer’s then-current severance policy. For purposes of this Section 5.11(b), “Cause” shall mean: (A) the indictment, conviction of, or plea of nolo contendere by the Transferred Employee to a felony or any crime involving moral turpitude or fraud; (B) conduct by the Transferred Employee which brings Buyer into substantial public disgrace or disrepute; (C) gross negligence or willful misconduct by the Transferred Employee in providing the services required of such employee; (D) negligence by the Transferred Employee in providing the services required of such employee that is repeated more than once after written notice to cease such conduct; (E) negligence by the Transferred Employee in providing the services required of such Transferred Employee that causes death, dismemberment or traumatic brain injury to another human being; (F) the suspension or loss of a license or certification necessary for the Transferred Employee to perform the services for which he is employed; (G) the failure of a drug test by the Transferred Employee with Buyer having the right to administer such test at any time; or (H) refusal by the Transferred Employee to take a drug test requested by Buyer.

(c)    With respect to any Benefit Plans, arrangements and employment‑related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by the Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Transferred Employee will participate effective as of the Closing, the Buyer shall or shall cause its Affiliates to recognize all service of the Transferred Employees with MRMC and any predecessor employer as if such service were with the Buyer for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting, and benefit accrual); provided, however, that (i) such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits for the same period of service, or (B) such service was not recognized under the corresponding Benefit Plan, and (ii) the Buyer and its Affiliates shall not be required to recognize such service for benefit accrual purposes under any Buyer Benefit Plan that is a defined benefit pension plan.

(d)    With respect to any employee benefit welfare plan maintained by the Buyer or its Affiliates (collectively, “Buyer Welfare Benefit Plans”) in which any Transferred Employee will participate effective as of the Closing, the Buyer shall, or shall cause its applicable Affiliate to: (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements, and any other restriction that would prevent immediately or full participation by any such Transferred Employee, and (ii) give effect to claims incurred, amounts paid by and amounts reimbursed to Transferred Employees prior to the Closing when determining any deductible and maximum out-of-pocket limits under the Buyer Welfare Benefit Plans; provided that the Seller shall provide the Buyer with a list setting forth all such amounts applicable to each employee. Seller shall assume, bear and discharge all liabilities pursuant to Code Section 4980B and Part 6 of Title I of ERISA

(“COBRA”) with respect to all employees and former employees of Seller and of any ERISA Affiliate with respect to qualifying events occurring on or before the Closing Date including, without limitation, the employees who terminate employment with Seller as a result of the transactions contemplated in this Agreement and do not become Transferred Employees pursuant to this Agreement.

(e)    As of the Closing Date, Buyer shall use commercially reasonable efforts to cover (or cause to be covered) each Transferred Employee under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer 401(k) Plan”). Buyer shall use commercially reasonable efforts to permit, and shall use commercially reasonable efforts to cause the Buyer 401(k) Plan to accept, direct rollovers of account balances from the MRMC 401(k) Plan (the “Martin 401(k) Plan”) with respect to Transferred Employees as soon as administratively feasible following the Closing. With respect to each Transferred Employee who has an outstanding plan loan from that will provide benefits to Transferred Employees participating in the Martin 401(k) Plan, such Transferred Employee may elect to roll over his or her entire account balance, including any plan loans, to the Buyer 401(k) Plan if (i) the rollover is initiated within 60 days following the Closing, and (ii) Seller directs the Martin 401(k) Plan record-keeper to provide Buyer’s Affiliate with information and documentation reasonably necessary to effect the rollover of such loans to the Buyer 401(k) Plan.

(f)    The Buyer shall be liable for, under Buyer’s workers’ compensation programs, with respect to the Transferred Employees, all claims for benefits that are based upon injuries occurring at any time at or after the applicable Hire Date; provided that, for the avoidance of doubt, the Seller and its Affiliates shall be responsible for all liabilities (including liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries occurring before the Closing Date, regardless of whether the claim is filed before or after the Closing Date.

(g)    This Section 5.11 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.11, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.11 shall not create any right of any employee or any other Person to any continued employment with the Seller, the Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(h)    To the extent that any obligations under the WARN Act, the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of the Seller, MRMC or their Affiliates in connection with or as a result of the transactions contemplated by this Agreement, whether on or after the Closing, the Buyer shall be solely responsible for such WARN Obligation and any associated obligations.

Section 5.12    Access to Information. From and after the Closing Date, the Buyer will grant to the Seller (or its Representatives), access at all reasonable times to all of the Books and Records, including the reasonable assistance of employees responsible for maintaining such Books and Records, and will afford the Seller the right to take extracts therefrom and to make copies thereof, for such purposes as determined by the Seller to be reasonably necessary, including investigating, settling, preparing for, prosecuting, or defending any Claim or Legal Proceeding, preparing reports to equityholders and Governmental Authorities, preparing and delivering accounting or other statements provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds, or responding to or disputing any Tax proceeding, audit or the determination of any matter relating to the rights and obligations of the Seller or any of its Affiliates under this Agreement or any other Transaction

Document. The Buyer will maintain such Books and Records until the seventh anniversary of the Closing Date (or for such longer period of time as the Seller may reasonably determine is necessary in order to have the Books and Records available with respect to Tax matters), or if any of the Books and Records pertain to any Claim or dispute pending on the seventh anniversary of the Closing Date, the Buyer will maintain any of the Books and Records designated by the Seller or its Representatives until such Claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything to the contrary herein, the Seller will be entitled to retain a copy of the Books and Records after the Closing.

Section 5.13    Name Change. Promptly after Closing, the Seller will cease using the Business Name or any derivations thereof and in connection therewith, shall abandon any assumed names or trade names using such names.

Section 5.14    Seller Marks.

(a)    With respect to the phase-out of the use of the names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property (or any variation or derivative of such names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property confusingly similar thereto) of the Seller or any of its Affiliates not included in the Acquired Assets, including the use of the name (including derivatives related thereto) or trademarks of “Martin” (collectively, the “Seller Marks”), the Buyer shall as soon as practicable following the Closing, but in no event later than sixty (60) days after Closing, cease and permanently discontinue any and all uses of any of Seller Marks and any colorable imitations thereof, and permanently remove or cover all Seller Marks from any Acquired Assets and any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials included in the Acquired Assets bearing any of the Seller Marks, and provide the Seller with written confirmation thereof.

(b)    In no event shall the Buyer or any of its Affiliates use any of the Seller Marks after Closing in any manner or for any purpose different from the use of the Seller Marks by the Seller in connection with the Business preceding the Closing, and none of them shall affix or include any of the Seller Marks, or any colorable imitations thereof, on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing. The Buyer, for itself and its Affiliates, agrees that, after the Closing Date, the Buyer and its Affiliates will not do business or represent themselves as having any affiliation or business relationship with the Seller or any Affiliates of the Seller, except pursuant to any separate agreement entered into, or assumed by, the Buyer or its Affiliates on one hand, and the Seller or its Affiliates, on the other hand.

(c)    The Buyer expressly acknowledges and confirms that the Seller is not transferring or assigning, and the Buyer shall not receive, any right, title or interest in or to (i) the Seller Marks, except the limited right to use for the sole purpose of permitting the Buyer to complete the phase-out in strict compliance with this Section 5.14 or (ii) any of the Seller’s Intellectual Property (other than the Assigned Intellectual Property), including knowledge and know-how, related to future projects. Furthermore, all use of the Seller Marks hereunder during the phase-out period shall be at all times subject to the direction and control of the Seller and any and all use thereof by the Buyer hereunder shall inure to the exclusive benefit of the Seller, and the Buyer shall comply with the Seller’s instructions and direction at all times.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1    The Buyer’s Closing Conditions. The Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

(a)    (i) The Fundamental Representations of the Seller shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), and (ii) all other representations and warranties of the Seller set forth in this Agreement shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or other materiality-based qualifiers) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date) except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

(b)    The Seller will have performed and complied in all material respects with all of the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    The Buyer shall have received (or the Seller shall be ready, willing and able to deliver) all of the closing deliveries listed in Section 7.2.

(d)    All Seller Required Governmental Authorizations will have been obtained and will be in full force and effect, if any.

(e)    There will not be any action or proceeding before any Governmental Authority with respect to which an unfavorable Order would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

(f)    The Parties shall be ready and willing to consummate the transactions contemplated by the PSA immediately prior to or concurrently with the Closing contemplated herein.

Section 6.2    The Seller’s Closing Conditions. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Seller), at or prior to the Closing, of each of the following conditions:

(a)    (i) The Fundamental Representations of the Buyer shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), and (ii) all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material

Adverse Effect” qualifiers set forth therein) does not and would not reasonably be expected to, individually or in the aggregate, constitute a Buyer Material Adverse Effect.

(b)    The Buyer will have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    The Seller shall have received (or the Buyer shall be ready, willing and able to deliver) all of the closing deliveries listed in Section 7.3.

(d)    The Buyer Required Governmental Authorizations will have been obtained and will be in full force and effect, if any.

(e)    There will not be any action or proceeding before any Governmental Authority with respect to which an unfavorable Order would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

(f)    The Parties shall be ready and willing to consummate the transactions contemplated by the PSA immediately prior to or concurrently with the Closing contemplated herein.

ARTICLE 7
CLOSING

Section 7.1    Closing. The “Closing” will be held at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas, or remotely via the exchange of documents and signatures by facsimile or electronic transmission, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 6 (other than those conditions that, by their nature, are to be satisfied only at the Closing Date, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement), or such other date as the Parties may mutually agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).

Section 7.2    The Seller’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will execute and deliver (or cause to be executed and delivered) to the Buyer each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) to the Buyer each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a)    a bill of sale, assignment and assumption agreement, in substantially the form attached hereto as Annex C, effecting the assignment by the Seller to the Buyer of the Acquired Assets and the assumption by the Buyer of the Assumed Liabilities (the “Bill of Sale”), duly executed by the Seller;

(b)    a special warranty deed, in substantially the form attached hereto as Annex D (the “Deed”) in order to effect the sale, conveyance and transfer of the Real Property from the Seller to the Buyer, duly executed by the Seller;

(c)    an assignment and assumption agreement with respect to the Assigned Contracts, in substantially the form attached hereto as Annex E (the “Assignment Agreement”), duly executed by the Seller;

(d)    the Martin Subsidiary Transfer Documents;

(e)    a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Seller, certifying that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied;

(f)    the Lien Release Letter and documents effectuating the release in connection with or promptly after the Closing of any recorded Liens or mortgages affecting the Acquired Assets, in recordable form;

(g)    an executed certificate of the Seller and the Martin Subsidiary, as applicable, dated as of the Closing Date and certifying that the Seller or Martin Subsidiary, as applicable, is not a “foreign person” within the meaning of Code Section 1445; and

(h)    all consents and approvals that are listed on Schedule 7.2(h) (the “Required Consents”).

(i)    the release of any recorded liens or mortgages affecting the Acquired Assets, in recordable form.

Section 7.3    The Buyer’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will execute and deliver (or cause to be executed and delivered) to the Seller or other applicable party, each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a)    the Purchase Price in accordance with Section 2.5;

(b)    the Bill of Sale, duly executed by the Buyer;

(c)    the Assignment Agreement, duly executed by the Buyer;

(d)    the Martin Subsidiary Transfer Documents, duly executed by the Buyer; and

(e)    a certificate, dated as of the Closing Date, signed by a Responsible Officer of Buyer, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

The Parties acknowledge that the Buyer may waive the requirement for delivery of any of the items listed in Section 7.2 at Closing and that the Seller may waive the requirement for delivery of any of the items listed in Section 7.3 at Closing and that such waivers shall in no way effect the enforceability of the remainder of the terms of this Agreement.

ARTICLE 8
TERMINATION RIGHTS

Section 8.1    Termination Rights. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing as follows:

(a)    by mutual written consent of the Buyer and the Seller;

(b)    by the Seller or the Buyer if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Seller, on the one hand, or the Buyer, on the other hand, if such Order was primarily due to the failure of the Seller, on the one hand, or the Buyer, on the other hand, to perform any of their respective obligations under this Agreement;

(c)    by the Seller in the event that there will have been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied (provided that none of the representations and warranties set forth in Article 3 will have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.1(a) not to be satisfied and there has been no failure by the Seller to perform its covenants in such a manner as would cause the condition set forth in Section 6.1(b) not to be satisfied); provided, however, that the Seller will provide notice to the Buyer as soon as practicable after becoming aware of any such breach, inaccuracy or failure of the Buyer; and provided further, that if such breach, inaccuracy or failure is curable by the Buyer through the exercise of its commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Buyer receives written notice of such violation or breach and the Outside Date) from the date the Buyer receives notice of such breach, inaccuracy or failure from the Seller, as long as Buyer continues to exercise such commercially reasonable efforts, the Seller may not terminate this Agreement under this Section 8.1(c) prior to the later of (x) the Outside Date or (y) the end of such 30-day period;

(d)    by the Buyer in the event that there has been a breach or inaccuracy of the representations and warranties set forth in Article 3 or a failure by the Seller to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (provided that none of the representations and warranties of the Buyer will have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(a) not to be satisfied and there has been no failure by the Buyer to perform its covenants in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied); provided, however, that Buyer will provide notice to the Seller as soon as practicable after becoming aware of any such breach or inaccuracy of the Seller; and provided further, that if such breach or inaccuracy is curable by the Seller through the exercise of commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Seller receives written notice of such violation or breach and the Outside Date) from the date the Seller receives notice of such breach or inaccuracy from the Buyer, as long as the Seller continues to exercise such commercially reasonable efforts, the Buyer may not terminate this Agreement under this Section 8.1(d) prior to the later of (x) the Outside Date or (y) the end of such 30-day period; or

(e)    by either the Buyer or the Seller following the Outside Date (as extended pursuant to the terms of this Agreement); provided that the right to terminate this Agreement under this Section 8.1(e) will not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the Parties will terminate, except for the provisions of Section 5.2(c), Section 5.3(b), Section 5.3(c), Section 5.4, Section 5.9, this Section 8.2, Section 8.3, and Article

10; provided that the Confidentiality Agreement will remain in full force and effect following any termination of this Agreement pursuant to this Article 8.

Section 8.3    Remedies.

(a)    Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to (i) Section 8.1(c) upon the Buyer’s breach of any representation, warranty or covenant contained in this Agreement or (ii) Section 8.1(e) and at such time the Seller had the right to terminate this Agreement pursuant to Section 8.1(c), then the Seller may pursue all available remedies at law or in equity against the Buyer, including seeking to (x) obtain in any court of competent jurisdiction injunctive relief to restrain any violation by the Buyer of its covenants contained in this Agreement, (y) compel specific performance by the Buyer of one or more of its obligations contained in this Agreement, or (z) obtain a money judgment against the Buyer for any damage to the Seller that may result from any breach by the Buyer of any of its representations, warranties or covenants contained in this Agreement.

(b)    Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the provisions contained in this Agreement would result in material irreparable injury to the other Party or their respective Affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Parties agree that they shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any Party is entitled at law or in equity. The Parties further agree (i) to cooperate fully in any attempt by the other Party to obtain any such equitable remedy, (ii) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (iii) not to assert that a remedy of specific performance is unenforceable, invalid or contrary to Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that such right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement.

ARTICLE 9
INDEMNIFICATION

Section 9.1    Survival. All representations and warranties contained in this Agreement and claims based on the Excluded Assets and Excluded Liabilities pursuant to Section 9.2(c) will survive for eighteen (18) months after the Closing Date; provided, however that the Fundamental Representations shall survive until the fifth (5th) anniversary of the Closing Date. The covenants and agreements of the Parties contained in this Agreement will survive the Closing in accordance with their terms; provided that the right of any Party to make a claim for breach of any covenant of a Party that is (a) to be performed or satisfied at or before the Closing, will terminate on the Closing Date or (b) to be performed or satisfied after the Closing, will terminate following the satisfaction or performance of such covenant.

Section 9.2    Indemnification by the Seller. Subject to the limitations on recourse and recovery set forth in this Article 9, from and after the Closing, the Seller will indemnify, defend and hold harmless the Buyer and its Affiliates and each of their respective officers, directors, managers, members, shareholders, partners, equity holders and employees and successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)    the inaccuracy or breach of any representation or warranty made by the Seller in Article 3;

(b)    any non-fulfillment or breach by the Seller of any covenant or agreement on the part of the Seller contained in this Agreement; and

(c)    the Excluded Assets and Excluded Liabilities.

Section 9.3    Indemnification by the Buyer. Subject to the limitations on recourse and recovery set forth in this Article 9, from and after the Closing, the Buyer will indemnify, defend and hold harmless the Seller and its Affiliates and each of their respective officers, directors, managers, members, shareholders, partners, equity holders and employees and successors and assigns from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)    the inaccuracy or breach of any representation or warranty made by the Buyer in Article 4;

(b)    any non-fulfillment or breach by Buyer of any covenant or agreement on the part of the Buyer contained in this Agreement; and

(c)    the Assumed Liabilities.

Section 9.4    Limitations.

(a)    None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 9.2(a) or Section 9.2(c) with respect to a claim or series of related claims if such claim or series of related claims arising out of the same or similar set of facts or circumstances where the Losses related thereto are less than $100,000 (each, a “De Minimis Loss”). The Seller will not have liability pursuant to Section 9.2 until the aggregate amount of all Losses, not including any De Minimis Losses, actually incurred by the Buyer Indemnified Parties with respect to such matters exceeds $200,000 (the “Deductible”), in which case the Buyer Indemnified Parties shall have the right to seek indemnification for all Losses in excess of, but not including, the Deductible (it being understood that any Claim (including any related Claims) for amounts less than the De Minimis Loss shall be ignored in determining whether the Deductible has been exceeded); provided, however, that the limitations set forth in this Section 9.4(a) shall not apply to Losses based on breaches of the Fundamental Representations.

(b)    Notwithstanding any other provision in this Agreement to the contrary, the Seller’s aggregate liability under Section 9.2(a) and Section 9.2(c) (other than in respect of claims based on Fundamental Representations or Fraud) shall be limited to $2,000,000. Notwithstanding anything to the contrary herein, the aggregate liability of the Seller with respect to indemnifiable Losses pursuant to Section 9.2 (including Losses based upon a breach of a Fundamental Representation, a breach of covenant under Section 9.2(b), and/or Fraud) shall in no event exceed the Purchase Price.

(c)    Notwithstanding anything to the contrary herein, to the extent that the Buyer Indemnified Parties assert any right to indemnification pursuant to Section 9.2(c) and the basis of such claim for indemnification also constitutes a breach of a representation and warranty pursuant to Section 9.2(a), then the limitations in Section 9.4(a) and Section 9.4(b) shall apply to such claim and shall limit the Losses that the Buyer Indemnified Parties may otherwise recover.

(d)    No indemnifying Person will be liable for any Losses that are subject to indemnification under Section 9.2 or Section 9.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. Central Time on the date pursuant to Section 9.1 on which the survival period of the applicable representations and warranties or covenants expires, to assert a Claim for indemnification describing such Claim in reasonable detail, including the factual circumstances giving rise to and the provisions under this Agreement on which such Claim is based. Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is duly brought prior to such time will survive until such matter is resolved.

(e)    Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Loss under this Agreement, and to the extent a Party or any of its Affiliates is compensated for a matter through the adjustments provided for in Section 2.6 or otherwise, such Party and its Affiliates will not have a separate right to indemnification for such matter. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under this Article 9, as applicable, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same or similar facts, conditions or events.

(f)    Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be liable under this Article 9 for any Losses under Section 9.2, based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller, or otherwise contained in this Agreement if the Buyer had Knowledge of such inaccuracy or breach prior to the Closing. Notwithstanding anything to the contrary herein, the Buyer shall be deemed to have “Knowledge” with respect to any documents or information disclosed in or provided pursuant to the management presentations presented to the Buyer in connection with the transactions contemplated herein, the Schedules or any documents made available to the Buyer in connection with the transactions contemplated herein.

(g)    Any payments made pursuant to this Article 9 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes, unless otherwise required by Law.

Section 9.5    Claims Procedures.

(a)    Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Legal Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Legal Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for indemnification hereunder (an “Asserted Liability”), such indemnified Person will give prompt written notice thereof (the “Claim Notice”) to the relevant indemnifying Person; provided that in any event, such indemnified Person will give the Claim Notice to the indemnifying Person no later than thirty (30) days after becoming aware of such Asserted Liability. As long as the Claim Notice is given in accordance with Section 9.4(c), the failure to so notify the indemnifying Person will not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure prejudices the indemnifying Person. The Claim Notice will describe the Asserted Liability in reasonable detail, and will indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)    As to an Asserted Liability arising from a third party action, the indemnifying Person will be, subject to the limitations set forth in this Section 9.5, entitled to assume control of and appoint lead counsel for such defense only for as long as it conducts such defense with reasonable diligence. The indemnifying Person will keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and will consider in good faith the recommendations made by the indemnified Persons with respect thereto. If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 9.5, the indemnified Person will be entitled to participate in the defense of any such third party action and to engage, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person will continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person will pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees) of the indemnified Persons if (x) the indemnified Person’s outside counsel will have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel will have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, the indemnifying Person will obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the part of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all Liabilities with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person.

(c)    Each Party will cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(d)    In the case of a Claim not based upon a third party action (“Direct Claim”), the indemnifying Person shall have forty-five (45) days from its receipt of the Claim Notice to either (i) admit its obligation and accept its responsibility to provide indemnification or (ii) dispute the Claim for indemnification, and provide a written explanation for its position and supporting documentation. In the event that the indemnifying Person disputes a Claim Notice for a Direct Claim, the Parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the Parties are unable to resolve the dispute within ninety (90) days after the indemnifying Person first receives the Claim Notice for a Direct Claim, then the indemnified Person may seek any remedy available to it under this Agreement, subject to the limitations in this Agreement. If the indemnifying Person fails to respond to the Claim Notice relating to a Direct Claim within such 45-day period, then the indemnifying Person shall be conclusively deemed obligated to provide indemnity for all reasonable costs and expenses relating to the Direct Claim referenced in the Claim Notice, subject to the limitations in this Agreement.

(e)    With respect to any Direct Claims, the indemnifying Person shall pay an indemnification payment due under this Article 9 to the indemnified Person within five (5) Business Days after it is established (by final nonappealable court Order or agreement of the parties) that the indemnified Person is entitled to such payment under this Article 9. If a Claim involves an undisputed and disputed portion, the indemnifying Person will promptly pay the undisputed portion, and the disputed portion will be paid as, if and when determined, subject to the limitations in this Agreement.

Section 9.6    Waiver of Remedies.

(a)    THE PARTIES HEREBY AGREE THAT FROM AND AFTER THE CLOSING NO PARTY WILL HAVE ANY LIABILITY, AND NO PARTY WILL (AND EACH PARTY WILL CAUSE ITS RESPECTIVE AFFILIATES NOT TO) MAKE ANY CLAIM, FOR ANY LOSS OR ANY OTHER MATTER, UNDER, RELATING TO OR ARISING OUT OF THIS AGREEMENT (INCLUDING BREACH OF REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT), ANY TRANSACTION DOCUMENT OR ANY OTHER CONTRACT OR OTHER MATTER DELIVERED PURSUANT HERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, STATUTE (INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS), OTHER LAW OR OTHERWISE, EXCEPT FOR A CLAIM FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE 9, AND THIS ARTICLE 9 SETS FORTH THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTIES AND ANY OTHER PERSON ENTITLED TO INDEMNIFICATION HEREUNDER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SUBJECT ONLY TO SECTION 5.3(c), AND SECTION 10.16. FURTHER, EXCEPT FOR A CLAIM FOR INDEMNITY PURSUANT TO THIS ARTICLE 9, THE BUYER WAIVES, RELEASES, AND COVENANTS NOT TO SUE SELLER UNDER ANY STATUTE (INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS) OR THEORY OF RECOVERY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR RELATED TO THE ACQUIRED ASSETS. NEITHER THE SELLER NOR THE BUYER WILL HAVE ANY REMEDIES OR CAUSE OF ACTION (WHETHER UNDER ANY STATUTE, IN CONTRACT OR IN TORT) FOR ANY STATEMENTS, COMMUNICATIONS, DISCLOSURES, FAILURES TO DISCLOSE, REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

(b)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, DIMINUTION IN VALUE OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE SELLER, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY WILL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

Section 9.7    Determination of Amount of Damages; Mitigation.

(a)    The amount of any Losses for which indemnification is provided under this Article 9 will be limited to the Losses suffered by the indemnified Person and will be computed net of (i) any insurance or other proceeds actually received by the indemnified Person in connection with such Losses, (ii) any Tax benefit actually realized (including as a result of any deduction or credit) by the indemnified Person or any of its Affiliates as a result of such Losses, (iii) any indemnity, contribution or other similar payment the indemnified Person actually received from any Person with respect to such Loss, and (iv) any other payment or monetary recoupment received, realized or retained by the indemnified Person as a result of the events giving rise to the Claim. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder will use commercially reasonable efforts to pursue claims and collect any amounts to which it may be entitled under insurance policies or from third parties

(pursuant to indemnification agreements or otherwise) and will use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person will promptly notify either (x) the Seller, if such indemnified Person is the Buyer, or (y) the Buyer, if such indemnified Person is the Seller, in each case, of any efforts to mitigate. If any third party recovery or insurance recovery is realized after having previously received indemnity Claim proceeds hereunder, such indemnified Person will promptly tender to the respective indemnifying Person an amount equal to such third party recovery or insurance recovery equal to the amount of the indemnity Claim proceeds paid by the indemnifying Person. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article 9 for any Loss underlying such indemnification claim to the extent that such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy (including any such change in GAAP or application thereof). In no event shall the Seller have any Liability for indemnification under this Article 9 for any Losses to the extent such Losses are caused or initiated by any action or omission by any Buyer Indemnified Party or the Seller at the request or direction of any Buyer Indemnified Party, including to the extent any Losses resulted from the bad faith, gross negligence or willful misconduct of such Buyer Indemnified Parties.

(b)    The Parties agree that no indemnified Person shall have any recourse under this Article 9 for any Losses that such indemnified Person would not have suffered had such indemnified Person exercised commercially reasonable efforts to mitigate such Losses within a reasonable amount of time following the discovery by such indemnified Person of the fact, event or circumstance giving rise to such Losses (and for an indemnified Person that is not a natural Person, the bringing to the attention of a responsible officer thereof of such fact, event or circumstance).

Section 9.8    Environmental Matters. In addition to the other limitations, terms, conditions, and provisions set forth in this Article 9, the conduct of any environmental investigation, remediation, or other response action, corrective work, or other actions to address compliance with Environmental Laws (and communication or negotiation with any Governmental Authority regarding same) (collectively “Response Action”) with respect to any claimed Losses under Section 9.2 or relating to a breach of any representation or warranty pursuant to Section 3.14 or any Claim relating to the subject matter of such representation or warranty shall be subject to and governed by the following:

(a)    The Seller and the Buyer agree that no Response Action with respect to any claimed Losses shall be undertaken unless expressly directed by a Governmental Authority or expressly required by Environmental Laws, or as otherwise mutually agreed to in writing by the Parties;

(b)    The Seller and the Buyer agree to take all reasonable actions to mitigate, avoid, and minimize Losses that would otherwise be subject to indemnification under Section 9.2, including, without limitation, not causing, undertaking, soliciting or importuning any Governmental Authority to initiate or require any Response Action unless expressly required to do so by Environmental Laws;

(c)    Subject to the foregoing, the Buyer shall not conduct (or have conducted on its behalf) any Response Action without first giving the Seller notice of such proposed Response Action with reasonable detail including the legal basis, proposed remedy, and proposed cost to the extent known, at least thirty (30) days prior thereto (or such shorter period of time as shall be required by any Governmental Authority or as may be necessary based upon exigent circumstances). In the event that the Seller agrees with Buyer’s Response Action proposal, the Seller shall have the option (in its sole discretion and at its sole expense) to conduct (or have conducted on its behalf) such Response Action. In the event that Seller disagrees with Buyer’s Response Action proposal, Seller shall provide Buyer with written notice thereof and Buyer and Seller shall seek to resolve the dispute within five (5) days from the date that Buyer receives that notice through good faith negotiations. If the Parties are unable to resolve the dispute within such 5-day period (“Negotiation Period”), then either Party shall have the right to initiate the dispute resolution procedure set forth in Section 9.8(d) below by providing the other Party with written notice of that decision within five (5) days from the end of the Negotiation Period. If the Seller has not notified the Buyer of its agreement to conduct such Response Action within such specified period or has not initiated the dispute resolution provisions below, then the Buyer may conduct (or have conducted on its behalf at its sole expense) such Response Action. As to any Response Action subject to the provisions of this Section 9.8, the Seller and the Buyer agree to provide each other with copies of all correspondence with and from, and all reports submitted to, the overseeing Governmental Authority as well as all results of sampling and analysis activities after such results have been subject to reasonable and standard quality assurance and quality control. The Party conducting the Response Action shall have the right to meet and confer with the Governmental Authority with jurisdiction and the other Party shall have the right to be present at such meetings or conferences. Any Response Action shall be conducted by an Approved Environmental Consultant. As used in this Section 9.8, “Approved Environmental Consultant” shall mean an environmental consultant having recognized experience of at least ten (10) years in the subject matter at issue and who works for an organization of regional or national prominence;

(d)    In the event of any dispute (“Dispute”) regarding a Response Action, including without limitation, regarding the regulatory necessity, proposed remedy or corrective measures, standard of compliance, or appropriateness of cost, the following provisions shall control. Upon written request (“Environmental Dispute Notice”) by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an Approved Environmental Consultant who shall be charged with resolving the Dispute in accordance with this Section 9.8(d). If the Parties are unable to agree on the appointment within five (5) days after a Party’s receipt of the Environmental Dispute Notice, then each Party shall within three (3) Business Days after the lapse of such five (5)-day negotiation period identify and provide written notice (with copy to the other Party) to an environmental professional having substantial experience in the subject matter at issue (“Designated Consultant”), requesting such Designated Consultant to coordinate with the other Party’s Designated Consultant and select an Approved Environmental Consultant to resolve the Dispute. Fees incurred by a Designated Consultant shall be borne by each respective selecting Party. Within five (5) Business Days after both Designated Consultants have received notice, the Designated Consultants shall then jointly select the Approved Environmental Consultant who shall bear responsibility to resolve the Dispute in accordance with the terms hereof. The fees and costs of the Approved Environmental Consultant shall be shared equally (50%/50%) by the Parties. Within twenty (20) days after the designation of the Approved Environmental Consultant, the Parties shall each simultaneously submit to the Approved Environmental Consultant and one another a written statement of their respective positions on such Dispute. Each Party shall have fifteen (15) days from receipt of the other Party’s submission to submit a written response thereto to the Approved Environmental Consultant and the other Party. The Approved Environmental Consultant shall have the right to meet with the Parties, either alone or together, as necessary to make its determination. Further, the Approved Environmental Consultant shall have the right to request information and materials as it shall determine is appropriate under the circumstances, taking into account the Parties’ needs and the desirability of making an expeditious and cost-effective determination. No later than thirty (30) days after the Parties each submit their final written statements to the Approved Environmental Consultant, or as otherwise agreed by the Parties, the Approved Environmental Consultant shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most consistent with this Agreement, applicable Environmental Laws, and the most fair and reasonable to the Parties in light of the totality of the circumstances. The Approved Environmental Consultant shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Approved Environmental Consultant shall be final, binding and conclusive, absent manifest error. Thereafter, Seller shall have the right to conduct the Response Action by providing Buyer written notice of its decision within five (5) days from the date it receives the Approved Environmental Consultant’s decision. If Seller fails to provide such notice or elects not to conduct the Response Action, then Buyer may do so in accordance with the provisions of this Section 9.8;

(e)    With regard to any Response Action requiring the clean-up, response, removal, remediation, or risk assessment of Hazardous Substances (“Environmental Clean-Up”), whether conducted by the Buyer or the Seller, such Response Actions shall in all events be reasonable in extent and cost effective, and shall be designed or implemented in such a manner so as to achieve the least stringent risk-based industrial or commercial closure or remediation standard (“Least Stringent Remedy”) applicable to the property in question under Environmental Laws, subject to the approval of any Governmental Authority with jurisdiction over such activities. In connection with any such Environmental Clean-Up, the Buyer and the Seller agree to the extent allowed under applicable Environmental Laws, to impose reasonable institutional or engineering controls that reduce the cost of the Environmental Clean-Up, including without limitation and by way of example, provisions for capping, restrictions on groundwater usage, and/or use restrictions stipulating such property to be used only for commercial or industrial purposes. Buyer agrees to execute and record any and all documents, instruments, or agreements necessary to implement such controls and allow for the imposition of the Least Stringent Remedy, and to bear responsibility for the maintenance of any such controls from and after they are implemented; and

(f)    The Seller shall have no obligation to indemnify any Buyer Indemnified Party under this Section 9.8 for any Losses associated with (i) Response Actions taken in order to meet a standard more stringent than the Least Stringent Remedy, whether triggered by a change in land use from such use in effect as of the Closing Date or any other reason, (ii) any Response Action (or installation of control or other equipment or process change) that reduces emissions or discharges beyond the minimum standard required to meet requirements of applicable Environmental Laws, as of the Closing Date, (iii) any exacerbation of or contribution to the conditions giving rise to a Response Action by the Buyer Indemnified Party, (iv) any or from a change of Law as in effect as of the Closing Date, or (v) any non-compliance by the Buyer with the terms of this Section 9.8. For avoidance of doubt, in connection with any Response Action (whether for Environmental Clean-Up or other compliance requirements called for by Environmental Laws) required in connection with any such change in Law, the Seller shall be responsible for Losses to achieve compliance with the least stringent standards required by Environmental Laws in effect as of the Closing Date and the Buyer shall be responsible for all incremental additional Losses, if any, necessary to achieve any different or more stringent standard.

Section 9.9    Disclaimer. THE BUYER, TOGETHER WITH ITS ADVISORS, HAS MADE ITS OWN INVESTIGATION OF THE ACQUIRED ASSETS AND THE BUSINESS AND IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, PROVIDED ORALLY OR CONTAINED IN ANY MATERIALS PROVIDED BY THE SELLER, THE MARTIN SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR OTHERWISE (INCLUDING ANY ITEMS MADE AVAILABLE TO BUYER IN THE DATA ROOM OR MANAGEMENT PRESENTATIONS), OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE 3 (INCLUDING THE DISCLOSURE SCHEDULES), IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND CLOSE THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE PARTIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IN CONNECTION THEREWITH, (a) THE BUYER

ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE TRANSACTION DOCUMENTS, IN ACQUIRING THE ACQUIRED ASSETS, THE BUYER IS ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND (b) THE SELLER ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS, AND THE BUYER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY ASSETS OF THE SELLER, INCLUDING THE ACQUIRED ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS OR ASSETS OF THE SELLER INCLUDING THE ACQUIRED ASSETS, (iii) ANY ESTIMATES OF THE VALUE OF THE BUSINESS OR THE ASSETS OF THE SELLER, INCLUDING THE ACQUIRED ASSETS, OR FUTURE REVENUES GENERATED THEREBY, (iv) THE MAINTENANCE, REPAIR, CONDITION, ENVIRONMENTAL CONDITION, PRESENCE OF ANY HAZARDOUS SUBSTANCES OR OTHER MATERIALS ON OR AT ANY REAL PROPERTY OR THE ACQUIRED ASSETS, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS OR ASSETS OF THE SELLER, INCLUDING THE ACQUIRED ASSETS OR (v) ANY OTHER DUE DILIGENCE INFORMATION, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE BUYER SHALL BE DEEMED TO BE OBTAINING ALL OF THE ACQUIRED ASSETS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

Section 9.10    Limitations on Disclaimers & Qualifiers. Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in this Article 9, except with respect to the representations and warranties in Section 3.6(b) and Section 3.7, the determination of (a) whether any representation, warranty or covenant has been breached and (b) the amount of any Losses, shall be made without any condition or qualification that it causes a “Material Adverse Effect” or that it requires any materiality or similar qualification even when contained in the representations, warranties, covenants or agreements herein.

Section 9.11    Insurance Proceeds. The amount of Losses subject to indemnification under this Article 9 shall be reduced by any insurance proceeds previously received by an indemnified Person with respect to such Losses (net of any deductible or co-payment and all reasonable out of pocket costs related to such recovery). If any insurance proceeds are subsequently recovered by an indemnified Person after payment has been made by the indemnifying Person in accordance with this Article 9 with respect to the Losses to which such insurance recoveries relate, then such indemnified Person shall remit to the indemnifying Person such insurance recoveries (net of any deductible or co-payment and all reasonable out of pocket costs related to such recovery); provided that in no event shall such indemnified Person have any obligation hereunder to remit to the indemnifying Person any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the indemnifying Person with respect to such Losses.

ARTICLE 10
MISCELLANEOUS

Section 10.1    Successors and Assigns. This Agreement (and all covenants, rights, obligations, and agreements created hereunder) will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party will assign this Agreement or any part hereof without the prior written consent of the other Parties.

Section 10.2    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by electronic transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses, as applicable:

If to the Buyer, to:	John W. Stone Oil Distributor, LLC 1601 Belle Chase Hwy. Terrytown, LA 70056 Email: cvallette@stoneoil.com Attention: Claudelle W. Vallette
with a copy to (which will not constitute notice):	Wade P. Webster 100 Poydras Street, Suite 2300 New Orleans, LA 70163 Email: wade.webster@chaffe.com
If to the Seller, to:	Martin Operating Partnership L.P. 4200 Stone Road Kilgore, Texas 75662 Email: leagl@martinmlp.com Attention: General Counsel
with a copy to (which will not constitute notice):	Locke Lord LLP 600 Travis Street, Suite 2800 Houston, Texas 77002 Email: kpeter@lockelord.com Attention: Kevin Peter or to such other address or addresses as the Parties may from time to time designate in writing. For purposes of any notice requirements hereunder, delivery shall have deemed to be made (i) on the date of such delivery if delivered personally, (ii) on the date that is the day after the date on which such notice is sent through a reputable national overnight courier service, (iii) on the date that is five days after the date on which such notice is sent by registered or certified mail or (iv) if sent by electronic mail, when confirmation of receipt is received by sender.

Section 10.3    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 10.4    Rights. The failure of a Party to exercise any right granted hereunder will not impair nor be deemed a waiver of such Party’s privilege of exercising that right at any subsequent time or times, except as expressly provided herein.

Section 10.5    Amendments. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.
Section 10.6    No Waiver. No waiver by a Party of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless expressly provided. No waiver will be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 10.7    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT, ANY DISPUTE OR MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, AND THE LEGAL RELATIONSHIP AMONG THE PARTIES, WILL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF TEXAS, INCLUDING, WITHOUT LIMITATION, TEXAS LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF AND AVAILABLE REMEDIES, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

(b)    EACH PARTY AGREES THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES RELATED TO, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WILL BE IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY SUCH DISPUTES. THE PARTIES FURTHER AGREE THAT THE PARTIES WILL NOT BRING SUIT WITH RESPECT TO ANY SUCH DISPUTES IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.7(b).

(d)    Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 10.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

Section 10.8    Jury Waiver. TO THE EXTENT NOT PROHIBITED BY LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.9    No Third Party Beneficiaries. Except for the Persons indemnified hereunder including Article 9 and except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and will not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person will be deemed a third party beneficiary to this Agreement.

Section 10.10    Further Assurances. Subject to the terms and conditions set forth in this Agreement, each Party will take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement; provided, however, that no such act or document shall increase a Party’s liabilities or obligations, or decrease its rights or benefits, under this Agreement or any Transaction Document.

Section 10.11    Expenses. Except as otherwise expressly provided herein, each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers, accountants and other Representatives.

Section 10.12    Entire Agreement. This Agreement (together with the Annexes, Schedules and Exhibits attached hereto), the Confidentiality Agreement, and the other Transaction Documents, constitute the entire agreement between the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Acquired Assets exclusively in contract pursuant to the express terms and provisions of this Agreement. The Parties expressly disclaim they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, and each acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiation.

Section 10.13    Schedules. Unless the context otherwise requires, all capitalized terms used on the Schedules will have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Schedules will be construed as an admission, acknowledgment, or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Schedules. No disclosure on the Schedules relating to any possible breach or violation of any agreement, Law or Governmental Authorization will be construed as an admission or indication that any such breach or violation exists or has actually occurred. The disclosure of any fact or item in any Schedule shall, should the existence of such fact or item be relevant to any other Schedules, be deemed to be disclosed with respect to that other Schedule so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.

Section 10.14    Headings. The table of contents, headings and captions in this Agreement have been inserted for convenience of reference only and will not define or limit any of the terms and provisions hereof.

Section 10.15    Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by Law.

Section 10.16    Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event that the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party will be entitled, subject to compliance with Section 10.7, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled under this Agreement.

Section 10.17    No Inducements. No director, employee, or agent of any Party will give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.

Section 10.18    No Partnership. Nothing contained in this Agreement will be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary, or partnership duty, obligation, or liability on or with regard to either Party.

Section 10.19    Non-Recourse. this Agreement may only be enforced against, and any claim or cause of action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. No Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and other obligations and liabilities against any such Nonparty Affiliates, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.
SELLER:
MARTIN OPERATING PARTNERSHIP, L.P.
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By:
Name:
Title:

BUYER:
JOHN W. STONE OIL DISTRIBUTOR, LLC

By:
Name:
Title: